                                                                  Exhibit 99 (a)
BANK ONE CORPORATION

SUPPLEMENTAL FINANCIAL REVIEW



                     Index To Supplemental Financial Review

                                                                          Page
                                                                          ----
Introduction............................................................    1
Supplemental Selected Financial Data....................................    2
Supplemental Business Segments..........................................    3
Supplemental Overview of Operations/Earnings Analysis...................    3
Supplemental Risk Management............................................   10
Supplemental Liquidity Risk Management..................................   10
Supplemental Market Risk Management.....................................   11
Supplemental Credit Risk Management.....................................   15
Supplemental Derivative Financial Instruments...........................   20
Supplemental Year 2000 Compliance.......................................   22
Supplemental Capital Management.........................................   23
Supplemental Fourth Quarter Review......................................   24
Supplemental Consolidated Financial Statements..........................   26
Notes to Supplemental Consolidated Financial Statements.................   30
Report of Independent Public Accountants................................   58
Supplemental Selected Statistical Information...........................   59

  Introduction

  Effective October 2, 1998, BANC ONE CORPORATION ("BANC ONE") and First Chicago NBD Corporation ("First Chicago NBD") were combined into a new corporation named BANK ONE CORPORATION ("BANK ONE" or "the Corporation"). Each share of BANC ONE common stock was converted into one share of BANK ONE common stock. Each share of First Chicago NBD common stock was converted into 1.62 shares of BANK ONE common stock.

  In connection with the merger, BANK ONE estimates that a restructuring charge of approximately $1.25 billion ($837 million after-tax) will be incurred upon consummation of the merger. Actions incorporated in the business combination and restructuring plan are principally targeted for implementation over a 12-18 month period following the merger.

  Personnel-related items consist primarily of severance and benefits cost for separated employees and costs associated with change in control provisions in certain of the Corporation's stock plans. The benefit package to be made available to affected employees has been approved by management and communicated on a corporate-wide basis. Facilities and equipment costs include the net cost associated with the closing and divestiture of identified banking facilities, and from the consolidation of headquarters and operational facilities. Other merger-related transaction costs include investment banking fees, registration and listing fees, and various accounting, legal and other related transaction costs.

  While there can be no assurances as to the achievement of such business and financial goals, the Corporation currently expects to achieve approximately $1.2 billion in annual pretax synergies as a result of the merger. It is currently anticipated that essentially all actions necessary to generate such synergies will be completed in a two-year timeframe. Of this total, BANK ONE expects to realize approximately $930 million in annual expense savings and approximately $275 million in enhanced annual revenues. The expense savings will be derived principally from cost reductions in the credit card, retail banking, commercial banking, capital markets and indirect lending businesses, in the operations and technology budgets and in its general and administrative expenses, as well as through increased purchasing leverage with certain suppliers to the Corporation. Increased revenues are expected to come principally in cross-selling opportunities involving the credit card, retail banking and commercial banking businesses.

   On June 12, 1998, BANC ONE completed its acquisition of First Commerce Corporation ("First Commerce"), resulting in the issuance of approximately 56 million shares of the Corporation's common stock valued at $3.5 billion for all the outstanding shares of First Commerce common stock, in a tax-free exchange. First Commerce was a multi-bank holding company with total assets of approximately $9.3 billion and stockholders' equity of approximately $805 million at June 12, 1998.

  In connection with the First Commerce merger, BANC ONE identified restructuring and merger integration charges of $182 million ($127 million after tax), of which $127 million was recorded as a restructuring charge, $44 million represented integration costs, and $11 million was associated with Year 2000 compliance. The restructuring charge of $127 million associated with the First Commerce merger consisted of employee benefits, severance and retention costs, and other merger-related costs.

  Both transactions have been accounted for as poolings of interests and, accordingly, the amounts for all current and prior periods reported in this supplemental filing, except as otherwise noted, are reported on a combined basis including BANC ONE, First Chicago NBD, and First Commerce.

  The major credit rating agencies recently released their credit ratings for the BANK ONE parent company and its principal banks, as shown in the following table.

                                            Short-Term               Senior
                                               Debt              Long-Term Debt
                                         ----------------       ----------------
                                         S & P    Moody's       S & P    Moody's
                                         -----    -------       -----    -------
BANK ONE (Parent)....................... A-1        P-1         AA+        Aa3
Principal Banks......................... A-1+       P-1         AA-        Aa2

  At June 30, 1998, BANK ONE had assets of $244 billion, total deposits of $155 billion, and stockholders' equity of $20 billion.

                                         Supplemental Selected Financial Data

(In millions, except ratios and per share data)                     1997               1996               1995*              1994*
                                                                  --------           --------           --------           --------
Income and Expense:
Net interest income--tax-equivalent basis...................      $  9,488           $  9,301           $  7,988           $  7,872
Provision for credit losses.................................         1,988              1,716              1,067                558
Noninterest income..........................................         6,825              6,110              5,532              4,372
Merger-related and restructuring charges....................           337                  -                267                  -
FDIC special assessment.....................................             -                 57                  -                  -
Operating expense...........................................         9,403              8,624              7,948              7,729
Net income..................................................         2,960              3,231              2,675              2,493

Per Common Share Data:
Net income, basic...........................................      $   2.48           $   2.64           $   2.17           $   2.00
Net income, diluted.........................................          2.43               2.57               2.12               1.96
Cash dividends declared.....................................          1.38               1.24               1.13               1.03
Book value..................................................         16.03              16.64              15.28              14.19

Balance Sheet:
Loans:
   Managed..................................................      $196,993           $182,799           $163,657           $141,100
   Reported.................................................       159,579            153,496            138,478            125,145
Deposits....................................................       153,726            145,206            145,343            142,443
Long-term debt(1)...........................................        21,546             15,363             12,582             10,275
Total assets................................................       239,372            225,822            228,298            215,860
Common stockholders' equity.................................        18,724             18,856             17,345             15,647
Total stockholders' equity..................................        19,050             19,507             18,143             16,568

Performance Ratios:
Return on average assets....................................          1.29%              1.43%              1.19%              1.20%
Return on average common equity.............................          15.8               17.5               15.7               15.6
Net interest margin:
   Managed..................................................          5.40               5.19
   Reported.................................................          4.69               4.64               4.04               4.28
Operating efficiency ratio:
   Managed..................................................          51.3               51.1
   Reported.................................................          57.6               56.0               58.8               63.1

Credit Quality:
Net charge-offs to average loans............................          1.21%              1.04%              0.59%              0.48%
Allowance for credit losses to loans outstanding............          1.77               1.75               1.75               1.75
Nonperforming assets to loans and other real estate owned...          0.43               0.40               0.56               0.61

Common Stock Data:
Average shares outstanding, basic...........................         1,176              1,199              1,198              1,211
Average shares outstanding, diluted.........................         1,213              1,254              1,248              1,252
Stock price, year end.......................................      $  49.37           $  39.09           $  31.10           $  20.97
Stock dividends.............................................             -                 10%                 -                 10%
Dividend payout ratio.......................................         61.35%             37.96%             39.59%             44.46%

___________
(1) Includes trust preferred capital securities.
*Managed results not available for 1995 and 1994.

                         Supplemental Business Segments

  BANK ONE will be organized around five national business segments:

 . Credit Card - delivering value principally through the First USA and First Card brand names.

 . Commercial - serving middle market and large corporate customers with a multitude of banking products (risk management, corporate finance, treasury management, equipment leasing and asset-based lending); also includes commercial real estate and private banking.

 . Retail - providing banking services to consumers and small businesses through a variety of delivery channels.

 . Finance One - supplying consumer finance products, mortgage lending, and indirect lending services.

 . Investment Management - managing mutual funds, institutional investments and insurance needs.

  In addition, the Corporate Investments unit includes activities such as capital investing, leveraged leasing and other tax-advantaged investing.

  Summary financial results for each of these business lines will be presented, starting with 1998 performance. Results will be derived from the Corporation's internal profitability measurement process and will reflect consistent management accounting principles and policies for the new company.


             Supplemental Overview of Operations/Earnings Analysis

  Management's discussion and analysis may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those expressed in forward-looking statements.

  For funding and risk management purposes, BANK ONE periodically securitizes loans, primarily in support of credit card activities. The accounting for securitizations complicates the understanding of underlying trends in net interest income, net interest margin and noninterest income, as well as the underlying growth rates of reported loans. For a more complete understanding, these trends are also reviewed on a "Managed" basis, which adds data on securitized loans to "Reported" data on loans. The following analysis of "Reported" results of operations should be read in conjunction with the analysis of "Managed" performance throughout this document.

  BANK ONE adopted Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share," which modified the calculation of previously reported earnings per share and is effective for periods ending after December 15, 1997. In accordance with SFAS No. 128, all prior period amounts have been restated. Unless specified otherwise, all earnings per share amounts are presented under the diluted basis in accordance with SFAS No. 128.

  All per share and average share information has been restated for the 10% common stock dividend payable February 26, 1998, to BANC ONE shareholders of record as of February 12, 1998.

Summary of Financial Results

  The Corporation reported net income for 1997 of $2.960 billion, or $2.43 per share, compared with $3.231 billion, or $2.57 per share, in 1996 and $2.675 billion, or $2.12 per share, in 1995.

  Operating earnings for 1997 were $3.289 billion, or $2.70 per share, and excluded the after-tax effect of merger-related and restructuring charges. Operating earnings for 1996, which excluded the after-tax effect of a special FDIC assessment, were $3.267 billion, or $2.59 per share. Operating earnings for 1995, which excluded the after-tax effect of merger-related and restructuring charges, were $2.866 billion, or $2.28 per share.

(In millions, except per-share data)                                       1997                1996              1995*
                                                                      ---------------      -------------      ------------
Net interest income--tax-equivalent basis...........................          $9,488             $9,301            $7,988
Provision for credit losses.........................................           1,988              1,716             1,067
Noninterest income..................................................           6,825              6,110             5,532
Operating expense...................................................           9,403              8,624             7,948
Net income..........................................................           2,960              3,231             2,675

Common Share Data
     Basic earnings per share.......................................          $ 2.48             $ 2.64            $ 2.17
     Average shares outstanding.....................................           1,176              1,199             1,198

     Diluted earnings per share.....................................          $ 2.43             $ 2.57            $ 2.12
     Average shares outstanding assuming full dilution..............           1,213              1,254             1,248

Return on average assets............................................            1.29%              1.43%             1.19%
Return on average common stockholders' equity.......................            15.8               17.5              15.7
Net interest margin
     Managed........................................................            5.40               5.19
     Reported.......................................................            4.69               4.64              4.04
Operating efficiency ratio:
     Managed........................................................            51.3               51.1                 -
     Reported.......................................................            57.6               56.0              58.8
____________
*Managed results not available for 1995.

  Lower net income in 1997 was primarily the result of $329 million in after-tax merger-related and restructuring charges, discussed below, recorded in connection with the acquisition of First USA, Inc. ("First USA") and other strategic initiatives.

  Return on average assets and return on average common equity for 1997 were 1.29% and 15.8%, respectively, compared with 1.43% and 17.5%, respectively for 1996. Excluding the impact of merger-related and restructuring charges, return on average assets and return on average common equity for 1997 remained strong at 1.43% and 17.6%, respectively.

  Key highlights for 1997, compared with 1996, include the following:

 . Gross revenue grew 5%, reflecting both strong loan growth and increased loan processing and servicing income resulting primarily from the impact of credit card activities.
 . Average managed loans grew 9%, reflecting a 11% growth in average managed credit card loans.
 .  The managed net interest margin increased to 5.40% from 5.19%.
 . Market-driven revenue increased 23%, due primarily to a 63% increase in trading profits and a 130% increase in investment securities gains.

 . Escalating personal bankruptcies caused a drop in credit card profitability. The net charge-off rate for managed credit card receivables increased to 6.18% for the year, up from 5.28% in 1996.

Mergers and Acquisitions

  First USA, Inc. --On June 27, 1997, the Corporation completed its acquisition of First USA, Inc. ("First USA"), located in Dallas, Texas. The Corporation issued 163 million shares of the Corporation's common stock for all the outstanding common stock of First USA in a tax-free exchange. First USA, a financial services company specializing in the credit card business, had $24.6 billion in managed credit card receivables and 17.8 million cardholders at June 27, 1997. First USA had total reported assets of $10.9 billion and stockholders' equity of $1.2 billion at June 27, 1997. The acquisition was accounted for as a pooling of interests and, therefore, the consolidated financial statements have been restated for all prior periods to include the results of operations, financial position and changes in cash flows of First USA.

  Liberty Bancorp, Inc.--On June 1, 1997, in a tax-free exchange, the Corporation acquired all of the outstanding shares of Liberty Bancorp, Inc. ("Liberty"), a multi-bank holding company headquartered in Oklahoma City, Oklahoma, by issuing 11.9 million shares of the Corporation's common stock valued at $483.2 million. Liberty had total assets of $2.9 billion at May 31, 1997, and 29 banking offices located primarily in Oklahoma City and Tulsa. The acquisition was accounted for as a purchase. Under the purchase method, no effects of an acquisition are included in the financial statements prior to the date of purchase.

  Premier Bancorp, Inc.--BANK ONE's financial position and results of operations for periods prior to 1996 have not been restated to include Banc One Louisiana Corporation ("BOLC"), formerly known as Premier Bancorp, Inc. ("Premier"), which was acquired on January 2, 1996, as this acquisition was accounted for using the purchase method of accounting. The purchase price of $711 million was funded by the issuance of 24 million shares of the Corporation's common stock. Premier had assets of $6.3 billion at December 31, 1995.

  First Chicago Corporation/NBD Bancorp, Inc.--On December 1, 1995, First Chicago Corporation ("First Chicago") merged with and into NBD Bancorp, Inc. ("NBD"), with the combined company renamed First Chicago NBD Corporation. In aggregate 87.1 million shares of First Chicago common stock were converted into
157.7 million shares of First Chicago NBD. Each share of NBD remained outstanding and represented one share of First Chicago NBD. The merger was accounted for as a pooling of interests.

  Deerbank Corporation--In July 1995, the Corporation acquired Deerbank Corporation, a $766 million thrift holding company located in Deerfield, Illinois. The acquisition was accounted for as a purchase. The purchase price of $106 million was funded by the issuance of 5.3 million shares of the Corporation's common stock.

  AmeriFed Financial Corp.--In January 1995, the Corporation acquired AmeriFed Financial Corp., a thrift holding company located in Joliet, Illinois, with total assets of $910 million. The acquisition was accounted for as a purchase. The purchase price of $148 million was funded by the issuance of 8.4 million shares of the Corporation's common stock.

Merger-Related and Restructuring Charges

  In connection with the First USA merger and other strategic initiatives, in the 1997 second quarter, BANK ONE recognized merger-related costs and restructuring charges of $467 million ($329 million after tax), of which $337 million was recorded as a separate component of noninterest expense and $130 million was recorded as additional provision for credit losses.

  The merger restructuring costs associated with the First USA merger totaled $241 million and consisted of: employee benefits, severance and stock option vesting costs; professional services costs; premiums to redeem preferred securities of a subsidiary trust; asset-related write-downs and other transaction-related costs.

  The remaining $96 million charge related to costs associated with strategic initiatives to streamline the retail delivery structure by consolidating approximately 200 banking centers over the following 12 months and the termination of the development of the Strategic Banking System, a retail banking system.

  The $130 million additional provision for credit losses primarily reflects the reclassification of $2.0 billion of credit card loans previously classified as held for sale to the loan portfolio in connection with the effort to consolidate the BANC ONE and First USA credit card master trusts, as well as an additional provision to align the credit card charge-off policies of First USA and BANK ONE.

  In 1995, merger-related charges were $267 million of which $225 million were direct merger and restructuring related charges associated with the merger of First Chicago Corporation and NBD Corporation. An additional $42 million was recorded associated with the conforming of accounting practices between the two companies. The effect of conforming these practices was not material to the Corporation's financial statements.

  At December 31, 1997, the remaining balances of these restructuring reserves were not material.

Net Interest Income

  Net interest income includes fundamental spreads on earning assets as well as such items as loan fees, cash interest collections on problem loans, dividend income, interest reversals, and income or expense on derivatives used to manage interest rate risk. Net interest margin measures how efficiently the Corporation uses its earning assets and underlying capital.

  In order to understand fundamental trends in net interest income, average earning assets and net interest margins, it is useful to analyze financial performance on a "Managed" portfolio basis, in addition to analyzing "Reported" information. "Reported" information is derived from consolidated financial statements which have been prepared in conformity with generally accepted accounting principles. "Managed" information treats loans sold in credit card securitization transactions as if they had not been sold. As a result, net interest income related to such assets is replaced by increased servicing fees, net of related credit losses. As such, "Managed" information in the following table includes both these securitized loans and the on-balance sheet portfolio.

(In millions)                                             1997                 1996                 1995*
                                                     --------------       --------------       ---------------
Managed
 Net interest income--tax-equivalent basis.........       $ 12,702             $ 11,795
 Average earning assets............................        235,420              227,421
 Net interest margin...............................           5.40%                5.19%

Reported
 Net interest income--tax-equivalent basis.........       $  9,488             $  9,301              $  7,988
 Average earning assets............................        202,334              200,259               197,757
 Net interest margin...............................           4.69%                4.64%                 4.04%
 _______
 *Managed results not available for 1995.

  Managed net interest income for 1997 was $12.7 billion, up $907 million, or 8%, from 1996, due primarily to an $8.0 billion increase in average managed earning assets. The managed net interest margin for 1997 increased to 5.40% from 5.19% in 1996, reflecting the positive impact of the generation and repricing of higher-margin credit card and consumer loans, as well as a declining level of lower-margin investment securities.

  On a reported basis for 1997, net interest income on a tax-equivalent basis was $9.5 billion, up $187 million, or 2%, from $9.3 billion in 1996, primarily driven by a $2.1 billion increase in average earning assets. An improved net interest margin also contributed to the growth in net interest income, due to a more profitable earning asset mix that was driven by growth in average consumer loans.

  In 1996, reported net interest income on a tax-equivalent basis was up 16%, or $1.3 billion, from 1995, resulting from favorable pricing trends as well as a modest growth in average earning assets. The increase in average earning assets reflected strong underlying loan growth as well as the effect of the Premier acquisition, which added $5.0 billion in earning assets, partly offset by a significant reduction in low-margin assets. The reported net interest margin rose to 4.64% in 1996 from 4.04% in 1995 due to a more profitable earning asset mix driven by the growth in average credit card and other consumer loans.

Noninterest Income                                                                                              Percent
                                                                                                          Increase (Decrease)
                                                                                                   ------------------------------
(Dollars in millions)                                     1997           1996           1995          1996-1997        1995-1996
                                                     ------------   ------------   ------------    -------------    -------------
Trading profits......................................      $  117         $   72         $  234               63%             (69)%
Equity securities gains..............................         334            332            267                1               24
Investment securities gains (losses).................         101             44            (14)             130              N/M
                                                           ------         ------         ------        ---------      -----------
     Market-driven revenue...........................         552            448            487               23               (8)

Credit card fees.....................................       2,639          2,247          2,114               17                6
Fiduciary and investment management fees.............         746            700            658                7                6
Service charges on deposits..........................       1,219          1,129            991                8               14
Other service charges and commissions................       1,172          1,037            896               13               16
                                                           ------         ------         ------        ---------        ---------
     Fee-based revenue...............................       5,776          5,113          4,659               13               10

Other................................................         497            549            386               (9)              42
                                                           ------         ------         ------        ---------        ---------
       Total noninterest income......................      $6,825         $6,110         $5,532               12%              10%
                                                           ======         ======         ======        =========        =========
_________
N/M -- Not meaningful.

  Noninterest income increased to $6.8 billion for 1997, up 12%, or $715 million, from 1996. This followed a 10% improvement that was registered in 1996. In both periods, fee-based revenue contributed to the year-over-year improvements in noninterest income. Further details explaining these increases, including other components of noninterest income, are discussed below.

  Trading profits totaled $117 million for 1997, compared with $72 million for 1996 and $234 million for 1995. Derivative trading results in 1997 were negatively affected by losses recognized in specific portfolio positions, as well as by a volatile interest rate environment. Foreign exchange trading, on the other hand, experienced better results, benefiting from the volatility in
foreign currency markets.   The following table provides additional details on
total revenue from trading businesses, including both trading profits and related net interest income.

Trading Revenue

(In millions)                                                                     1997               1996              1995
                                                                                ---------          --------          --------
Foreign exchange and derivatives..............................................      $  72             $  63             $  83
Fixed income and derivatives..................................................         11                48               106
Emerging markets..............................................................          -                 6                 6
Other trading.................................................................        142                98               142
                                                                                    -----             -----             -----
    Total.....................................................................      $ 225             $ 215             $ 337
                                                                                    =====             =====             =====

  Equity securities gains were $334 million in 1997 and $332 million in 1996, compared with $267 million in 1995. Investment securities gains totaled $101 million for 1997, compared with gains of $44 million for 1996 and losses of $14 million for 1995. The higher investment securities gains in 1997 resulted primarily from planned sales of lower-margin government and mortgage-backed securities.

  Credit card fees, including gains on the sale of credit card loans, were $2.6 billion in 1997, up 17% from 1996. Credit card fees in 1997 were favorably impacted by gains related to credit card securitizations. During 1997, $12.2 billion of credit card receivables were securitized. As a result, average securitized loans grew to $32 billion, an increase of 21% over 1996. In addition, the increased fees resulted from both higher transaction volume and pricing changes instituted during 1996. The December 1996 sale of a portion of the Corporation's merchant processing resulted in a $93 million reduction in 1997 credit card fees. Net income from this investment is now recorded in other income using the equity method of accounting.

  Fiduciary and investment management fees include revenue generated by traditional trust products and services, investment management activities, and the shareholder services business. These fees increased $46 million and $42 million, or 7% and 6%, in 1997 and 1996, respectively. In 1996, the Corporation decided to exit its stand-alone global custody and master trust businesses; the exit was completed in the second quarter of 1997. Revenues from these activities totaled approximately $11 million for 1997 and $54 million for 1996. Revenues from the shareholder services business increased to $98 million for 1997 from $88 million for 1996 and $82 million for 1995. This continued growth was achieved despite industry consolidation and price competition. In February 1998, the Corporation announced an agreement under which its shareholder services business will combine with that of Boston EquiServe Limited Partnership, creating the nation's largest corporate shareholder services provider. As a result, the Corporation will recognize only its proportionate share of the new entity's net earnings rather than consolidating the results of its prior shareholder services business on a line-by-line basis.

  Service charges on deposit accounts, which include deficient balance fees, increased to $1.2 billion for 1997, or 8%, from $1.1 billion for 1996. The increase was attributable to higher account volumes, as well as the restructuring of deposit-based product offerings. Growth in cash management fees was also a contributing factor, due in part to the more extensive cross-selling of such product offerings.

  Other service charges and commissions increased 13% from a year ago. Increased transaction flow in the loan syndication management business, higher levels of fees from the sale of investment management products in the retail banking network, and the introduction of ATM fees for noncustomer transaction activity contributed to this improved performance.

  Other noninterest income for 1996 includes a gain of $107 million from the sale of a portion of the Corporation's investment in a subsidiary engaged in the merchant processing segment of the credit card business.

Operating Expense

  Operating expense was $9.4 billion in 1997 compared with $8.6 billion for 1996 and $7.9 billion in 1995. The increase in both periods reflected increased staff and other operating costs associated with higher expenditures related to technology and reengineering initiatives. These initiatives include century date compliance, business reengineering projects aimed at enhancing operational efficiencies and other technology-based infrastructure projects. The 1996 increase also reflected the full year effect of the Premier acquisition which was completed on January 2, 1996.

  Salary and benefit costs were $4.2 billion in 1997 compared with $4.0 billion in 1996 and $3.7 billion in 1995. The 5 percent increase in 1997 reflects a modest staffing increase to support growth in certain business activities as well as annual salary increases and higher performance-based initiatives in certain business units. The 1996 increase also reflects the effect of the Premier acquisition and marked the first year of significant business restructuring initiatives.

  Marketing and development costs increased $269 million in 1997, primarily reflecting marketing activities associated with the credit card business as credit card account originations grew significantly.

  Outside service fees and processing costs increased $189 million in 1997, attributable to expenses incurred from increased credit card and business development, data processing and credit card bureau investigation fees, as well as costs incurred to support technology and other reengineering initiatives.

  Intangible amortization expense declined in 1997 as certain identified intangible assets became fully amortizable. Intangible expense in 1996 reflects a $12 million write-off of software and goodwill related to a nonbank subsidiary as well as the increase in intangibles related to purchase acquisitions.

                                                                                Percent
                                                                          Increase (Decrease)
                                                                          -------------------
(Dollars in millions)                        1997      1996      1995     1996-1997 1995-1996
                                            ------    ------    ------    --------- ---------
Salaries and employee benefits
  Salaries................................  $3,551    $3,363    $3,062         6%       10%
  Employee benefits.......................     673       663       635         2         4
                                            ------    ------    ------
    Total salaries and employee benefits..   4,224     4,026     3,697         5         9
Net occupancy and equipment expense.......     739       738       682         -         8
Depreciation..............................     494       448       426        10         5
Amortization of intangibles...............     199       246       214       (19)       15
Outside service fees and processing.......   1,145       956       815        20        17
Marketing and development.................     837       568       511        47        11
Communication and transportation..........     711       652       570         9        14
Other.....................................   1,054       990     1,033         6        (4)
                                            ------    ------    ------
    Total other operating expense.........   5,179     4,598     4,251        13         8
    Total operating expense...............   9,403     8,624     7,948         9         9
Merger-related and restructuring costs....     337         -       267       N/M       N/M
FDIC special assessment...................       -        57         -       N/M       N/M
                                            ------    ------    ------
    Total noninterest expense.............  $9,740    $8,681    $8,215        12%        6%
                                            ======    ======    ======

------------
N/M = Not meaningful.

                         Supplemental Risk Management

  The Corporation's various business activities generate liquidity, market and credit risks:

  . Liquidity risk is the possibility of being unable to meet all present and future financial obligations in a timely manner.

  . Market risk is the possibility that changes in future market rates or prices will make the Corporation's positions less valuable.

  . Credit risk is the possibility of loss from a customer's failure to perform according to the terms of a transaction.

  Compensation for assuming these risks is reflected in interest income, combined trading profits and fee income. In addition, these risks are factored into the allocation of capital to support various business activities, as discussed in the "Supplemental Capital Management" section, beginning on page 23.

  The Corporation is a party to transactions involving financial instruments that create risks that may or may not be reflected on a traditional balance sheet. These financial instruments can be subdivided into three categories:

  . Cash financial instruments, which are generally characterized as on-balance-sheet transactions, and include loans, bonds, stocks and deposits.

  . Credit-related financial instruments, which include such instruments as commitments to extend credit and standby letters of credit.

  . Derivative financial instruments, which include such instruments as interest rate, foreign exchange, equity price and commodity price contracts, including forwards, swaps and options.

  The Corporation's risk management policies are intended to monitor and limit exposure to liquidity, market and credit risks that arise from each of these financial instruments.

                    Supplemental Liquidity Risk Management

  Liquidity is managed in order to preserve stable, reliable and cost-effective sources of cash to meet all current and future financial obligations in a timely manner. The Corporation considers strong capital ratios, credit quality and core earnings as essential to retaining high credit ratings and, consequently, cost-effective access to market liquidity. In addition, a portfolio of liquid assets is maintained to meet short-term demands on liquidity.

  The Supplemental Statement of Cash Flows, on page 29, presents data on cash and cash equivalents provided and used in operating, investing and financing activities.

  Through the merger of First Chicago NBD and BANC ONE, a new parent company, named BANK ONE CORPORATION, was formed. The Corporation's ability to attract wholesale funds on a regular basis and at a competitive cost is fostered by strong ratings from the major credit rating agencies. As of December 31, 1997, the two pre-merger parent companies and the major banking subsidiaries had the following long- and short-term debt ratings.

Credit Ratings

                                           Short-Term                Senior
December 31, 1997                             Debt               Long-Term Debt
                                        ----------------        ----------------
                                        S & P    Moody's        S & P    Moody's
                                        -----    -------        -----    -------
BANC ONE (Parent).....................  A-1+       P-1          AA-        Aa3
First Chicago NBD (Parent)............  A-1        P-1          A+         A1
BANC ONE Principal Banks..............  A-1+       P-1          AA         Aa2
First Chicago NBD Principal Banks.....  A-1+       P-1          AA-        Aa3

  Access to a variety of funding markets and customers in the retail and wholesale sectors is vital both to liquidity management and to cost minimization. A large retail customer deposit base is one of the significant strengths of the Corporation's liquidity position. In addition, a diversified mix of short- and long-term funding sources from the wholesale markets is maintained through active participation in global capital markets and by securitizing and selling assets such as credit card receivables.

  The Corporation is working toward the specific measures which will be used to monitor and limit levels of liquidity exposure. These measures, which will be disclosed in the Corporation's 1998 Annual Report, will include a definition of liquid assets, a measure of core liabilities used to support core assets, and a discussion of other primary liquidity risk monitoring techniques.

  The following table shows the total funding source mix for the periods indicated.

Deposits and Other Purchased Funds

(In millions)                                                 1997             1996             1995              1994
                                                            --------         --------          --------         --------
Domestic offices
  Demand..............................................      $ 35,954         $ 33,479          $ 31,653         $ 30,463
  Savings.............................................        58,946           56,359            52,463           51,637
  Time
    Under $100,000....................................        28,815           30,955            31,184           29,267
    $100,000 and over.................................        11,329           10,312            10,753           10,780

Foreign offices.......................................        18,682           14,101            19,290           20,296
                                                            --------         --------          --------         --------
       Total deposits.................................       153,726          145,206           145,343          142,443

Federal funds purchased and securities
 Under repurchase agreements..........................        20,346           21,662            24,906           23,613
Commercial paper......................................         1,507            2,446               941            1,479
Other short-term borrowings...........................        11,299           10,593            12,781           12,006
Long-term debt (1)....................................        21,546           15,363            12,582           10,275
                                                            --------         --------          --------         --------

       Total other purchased funds....................        54,698           50,064            51,210           47,373
                                                            --------         --------          --------         --------
       Total..........................................      $208,424         $195,270          $196,553         $189,816
                                                            ========         ========          ========         ========

____________
(1) Includes trust preferred capital securities.


                      Supplemental Market Risk Management

Overview

  Market risk arises from changes in interest rates, exchange rates, equity prices and commodity prices. The Corporation has risk management policies to monitor and limit exposure to market risk. Through its trading activities, the Corporation strives to take advantage of profit opportunities available in interest and exchange rate movements. In asset and liability management activities, policies are in place that are designed to minimize structural interest rate and foreign exchange rate risk. The measurement of market risk associated with financial instruments is meaningful only when all related and offsetting on- and off-balance-sheet transactions are aggregated, and the resulting net positions are identified. Disclosures about the fair value of financial instruments, which reflect changes in market prices and rates, can be found in Note 17.

Trading Activities

  The Corporation takes active trading positions in a variety of markets and instruments, including U.S. government, municipal and money market securities. It also maintains positions in derivative products associated with these markets and instruments, such as interest rate and currency swaps, and equity index and commodity options.

  The Corporation's trading activities are primarily customer-oriented, and trading positions are established as necessary for customers. In order to accommodate customer demand, an inventory in capital markets instruments is carried, and access to market liquidity is maintained by making bid-offer prices to other market makers. Although these two activities constitute proprietary trading business, they are essential to providing customers with capital markets products at competitive prices.

  Many trading positions are kept open for brief periods of time, often less than one day. Other trading positions are held for longer periods, and these positions are valued at prevailing market rates on a present value basis. Realized and unrealized gains and losses on these positions are included in noninterest income as trading profits.

  The Corporation manages its market risk through a value-at-risk measurement and control system, and through dollars limits imposed on trading desks and individual dealers. Value-at-risk is intended to measure the maximum amount the Corporation could lose in a particular position, given a specified confidence level over a given period of time. Value-at-risk limits and exposure are monitored in each significant trading portfolio on a daily basis.

  The following table shows the value-at-risk at year-end for trading activities and other activities, primarily certain investment securities classified as available-for-sale, that are managed principally as trading risk.

Value-At-Risk

December 31, 1997 (In millions)

Individual market risks
   Interest rate.......................................................................................    $25
   Exchange rate.......................................................................................      6
   Equity price........................................................................................      3
   Commodity price.....................................................................................      1
   Risk reduction--diversification.....................................................................     (2)
                                                                                                           ---
Aggregate portfolio market risk........................................................................    $33
                                                                                                           ===

  Trading revenue totaled $225 million in 1997, $215 million in 1996, and $337 million in 1995. Trading revenue includes trading profits and net interest income.

  The value-at-risk calculation measures potential losses in fair value and is based on a methodology which uses a one-day holding period and a 99.87% confidence level. Value-at-risk is calculated using various statistical models and techniques for cash and derivative positions, including options. Through the use of observed statistical correlations, the Corporation has made significant progress in recognizing offsets across different trading portfolios. However, the Corporation's reported value-at-risk remains somewhat overstated because all offsets and correlations are not fully considered in the calculation.

  At December 31, 1997, approximately 71% of primary market risk exposures were related to interest rate risk, while exchange rate, equity price and commodity price risks accounted for 17%, 9% and 3%, respectively.

  Approximately 50% of interest rate risk was generated by U.S. Treasury securities and mortgage-backed securities. Interest rate derivatives accounted for 21% of the total exposure. About 11% of the risk was generated by U.S. corporate securities, and 5% of the risk was generated by U.S. municipal securities. The remaining interest rate risk was derived from money market, foreign exchange and various other trading activities.

  Within the category of exchange rate risk, 91% of the risk was generated by foreign exchange spot, forward and option trading. The remaining risk was largely from cross-currency derivatives trading activities.

  Equity price risk was primarily generated by equity derivatives trading activities in Chicago, Tokyo and London.

  Commodity price risk was generated by the Corporation's commodity derivatives desk in Chicago, which specializes in those products eligible for bank trading under regulatory requirements.

  At December 31, 1997 market risk exposures were 21% higher than at year-end 1996. The Corporation's holdings in U.S. Treasury securities, mortgage-backed securities, and foreign exchange positions were the principal factors behind the increased exposure in 1997, which was somewhat offset by reduced exposure in derivatives contracts.

Structural Interest Rate Risk Management

  Interest rate risk exposure from the Corporation's non-trading activities is actively managed, with the goal of minimizing the impact of interest rate volatility on current earnings and on the market value of equity. The components of interest rate risk include repricing, option, and basis risks. Repricing risk occurs when interest rate sensitive assets, liabilities or off-balance sheet positions reprice at different times as interest rates change. Basis risk arises from a shift in the relationship of the rates on different financial instruments. Option risk is due to "embedded options" often present in customer products including interest rate, prepayment and early withdrawal options, lagged interest rate changes, administered interest rate products, and certain off-balance sheet sensitivities. These embedded option positions are complex risk positions that are difficult to offset completely and, thus, represent the primary risk of loss to the Corporation.

  The measurement tools used to monitor the overall interest rate risk exposure of both on- and off- balance sheet positions include earnings sensitivity modeling and market value sensitivity analysis. The specific policy limits for managing the Corporation's interest rate risk exposure are currently being developed and will be disclosed in the 1998 year end annual report.

  Earnings sensitivity analysis measures the estimated change to pretax earnings of various interest rate movements. The base case scenario is established using the forward yield curve. The comparative scenarios assume an immediate parallel shock of the forward curve in increments of (plus or minus) 100 basis point rate movements. The interest rate scenarios are used for analytical purposes and do not necessarily represent management's view of future market movements. Estimated earnings for each scenario is calculated over a forward-looking 12 month horizon.

   As of December 31, 1997, the Corporation's estimated earnings sensitivity profile was as follows:

                                                                                         Immediate Change in Rates
                                                                                  --------------------------------------
December 31, 1997                                                                     +100 bp              -100 bp
                                                                                  ---------------      -----------------
Pretax earnings change............................................................     (1.4)%                1.7%
                                                                                       =====                 ===

  Assumptions are made in modeling the sensitivity of earnings to interest rate changes. For residential mortgage whole loans, mortgage-backed securities and collateralized mortgage obligations the earnings simulation model captures the changing prepayment behavior under changing interest rate environments. Additionally, the model measures the impact of interest rate caps and floors on adjustable-rate products. Assumptions regarding the interest rate or balance behavior of indeterminate maturity products (savings, money market, NOW , and demand deposits) reflects management's best estimate of expected future behavior. Sensitivity of service fee income to market interest rate levels, such as those related to securitized credit card receivables, cash management products and mortgage servicing, is included as well.

  For some embedded option positions, the risk exposure occurs at a time period beyond the 12 months captured in earnings sensitivity analysis. Management utilizes a market value of equity sensitivity technique to measure these longer-term risk positions. Interest rate risk in trading activities and other activities, primarily certain investment securities classified as available-for-sale, is managed principally as trading risk.

  Access to the derivatives market is an important element in maintaining the Corporation's desired interest rate risk position. In general, the assets and liabilities generated through ordinary business activities do not naturally create offsetting positions with respect to repricing, basis or maturity characteristics. Using off-balance-sheet instruments, principally interest rate swaps (asset and liability management ["ALM"] swaps), the interest rate sensitivity of specific on-balance-sheet transactions, as well as pools of assets or liabilities, is adjusted to maintain the desired interest rate risk profile. At December 31, 1997 the notional value of ALM interest rate swaps totaled $35.1 billion, including $15.1 billion against specific transactions and $20.0 billion against specific pools of assets or liabilities.

Asset and Liability Management Derivatives - Notional Principal

December 31, 1997                 Receive Fixed    Received Fixed     Pay Fixed           Basis         Total
(In millions)                     Pay Floating       Amortizing    Receive Floating       Swaps         Swaps
                                -----------------  --------------  ----------------  ----------------  -------
                                Specific   Pool    Specific  Pool  Specific   Pool   Specific   Pool
                                --------  -------  --------  ----  --------  ------  --------  ------
Swaps associated with:
  Loans.......................   $     -  $ 6,662    $  -    $252   $   98   $2,672    $  -    $  695  $10,379
  Investment securities.......       104        -     226       -    2,674        -     259         -    3,263
  Securitized credit card
     receivables.....                  -       83       -       -        -        -       -         -       83
  Deposits....................        50    8,385       -     114        -        -       -         -    8,549
  Funds borrowed (including
   long-term debt)............    10,527        -       -       -      450       75     700     1,040   12,792
                                 -------  -------    ----    ----   ------   ------    ----    ------  -------
       Total..................   $10,681  $15,130    $226    $366   $3,222   $2,747    $959    $1,735  $35,066
                                 =======  =======    ====    ====   ======   ======    ====    ======  =======

  Swaps used to adjust the interest rate sensitivity of specific transactions will not need to be replaced at maturity since the corresponding asset or liability will mature along with the swap. However, swaps against the asset and liability pools will have an impact on the overall risk position as they mature and may need to be reissued to maintain the same interest rate risk profile. These swaps could create modest earnings sensitivity to changes in interest rates.

  The notional amounts and weighted average pay and receive rates for the ALM swap position at December 31, 1997 are summarized below. For generic swaps, the maturities are contractual. The notional amounts and maturities of amortizing swaps change based on certain interest rate indices. Generally, as rates fall, the notional amounts of received fixed amortizing swaps decline more rapidly and, as rates increase, notional amounts decline more slowly. In the table below, interest rates are assumed to remain constant. The variable interest rates--which generally are the prime rate, federal funds rate or the one-month, three-month and six-month London interbank offered rates ("LIBOR") in effect on the date of repricing--are assumed to remain constant as well. However, interest rates will change and consequently will affect the related weighted average information presented in the table.

Asset and Liability Management Swaps - Maturities and Rates

(Dollars in millions)                     1998     1999     2000     2001     2002   Thereafter   Total
                                        ------   ------   ------   ------   ------   ----------   -------
Receive fixed/pay floating swaps
   Notional amount....................  $5,763   $4,085   $2,981   $2,224   $2,306       $4,402   $21,761
   Weighted average
      Receive rate....................    6.08%    6.43%    6.26%    6.53%    6.97%        6.82%     6.46%
      Pay rate........................    5.98%    6.02%    5.92%    5.94%    5.91%        5.93%     5.95%
Receive fixed amortizing
   Notional amount....................  $  423   $   19   $  150   $    -   $    -       $    -   $   592
   Weighted average
      Receive rate....................    5.59%    7.26%    5.54%       -        -            -      5.63%
      Pay rate........................    5.90%    6.27%    6.06%       -        -            -      5.95%
Pay fixed/receive floating swaps
   Notional amount....................  $1,383   $  785   $  625   $  292   $  486       $  893   $ 4,464
   Weighted average
      Receive rate....................    5.92%    5.98%    5.85%    5.95%    6.00%        5.96%     5.94%
      Pay rate........................    6.21%    6.47%    6.76%    6.33%    6.37%        6.39%     6.39%
Basis swaps
   Notional amount....................  $1,969   $  464   $    -   $   50   $    -       $  211   $ 2,694
Forward start swaps
Receive fixed/pay floating
   Notional amount....................  $    -   $    -   $    -   $1,200   $  600       $2,250   $ 4,050
   Weighted average
      Receive rate....................       -        -        -     6.49%    6.75%        6.45%     6.51%
Pay fixed/receive floating
   Notional amount....................  $    -   $  400   $  100   $  100   $  150       $  755   $ 1,505
   Weighted average
      Pay rate........................       -     5.98%    6.00%    6.03%    6.04%        6.33%     6.17%
                                        ------   ------   ------   ------   ------       ------   -------
Total notional amount.................  $9,538   $5,753   $3,856   $3,866   $3,542       $8,511   $35,066
                                        ======   ======   ======   ======   ======       ======   =======
 Other ALM Derivatives................  $1,519   $   30   $   38   $   36   $   28       $  117   $ 1,768
                                        ======   ======   ======   ======   ======       ======   =======

Foreign Exchange Risk Management

  Wherever possible, foreign currency-denominated assets are funded with liability instruments denominated in the same currency. If a liability denominated in the same currency is not immediately available or desired, a forward foreign exchange contract is used to fully hedge the risk due to cross-currency funding.

  To minimize the earnings and capital impact of translation gains or losses measured on an after-tax basis, the Corporation uses forward foreign exchange contracts to hedge the exposure created by investments in overseas branches and subsidiaries.

                      Supplemental Credit Risk Management

  The Corporation has developed policies and procedures to manage the level and composition of risk in its credit portfolio. The objective of this credit risk management process is to quantify and manage credit risk on a portfolio basis as well as to reduce the risk of a loss resulting from a customer's failure to perform according to the terms of a transaction.

  Customer transactions create credit exposure that is reported both on and off the balance sheet. On-balance-sheet credit exposure includes such items as loans. Off-balance-sheet credit exposure includes unfunded credit commitments and other credit-related financial instruments. Credit exposures resulting from derivative financial instruments are reported both on and off the balance sheet, as explained beginning on page 22.

Selected Statistical Information

(Dollars in millions)                                  1997       1996       1995       1994
                                                     --------   --------   --------   --------
At year-end
  Loans outstanding...............................   $159,579   $153,496   $138,478   $125,145
  Nonperforming loans.............................        609        536        661        614
  Other real estate owned.........................         85         85        116        150
  Nonperforming assets............................        694        621        777        764
  Allowance for credit losses.....................      2,817      2,687      2,422      2,192
  Nonperforming assets/loans outstanding and other
   real estate owned..............................       0.43%      0.40%      0.56%      0.61%
  Allowance for credit losses/loans outstanding...       1.77       1.75       1.75       1.75
  Allowance for credit losses/nonperforming loans.        463        501        366        357
For the year
  Average loans...................................   $155,926   $146,094   $130,614   $117,145
  Net charge-offs.................................      1,887      1,522        768        561
  Net charge-offs/average loans...................       1.21%      1.04%      0.59%      0.48%

For analytical purposes, the Corporation's portfolio is divided into commercial, consumer and credit card segments.

Loan Composition

December 31 (In millions)                              1997       1996       1995       1994
                                                     --------   --------   --------   --------
Commercial
  Domestic
    Commercial....................................   $ 49,033   $ 45,384   $ 40,910   $ 37,090
    Real estate
      Construction................................      4,639      4,387      3,820      3,191
      Other.......................................     16,545     16,016     15,106     14,105
    Lease financing...............................      3,962      3,665      3,012      2,455
  Foreign.........................................      5,127      4,160      3,984      3,452
                                                     --------   --------   --------   --------
        Total commercial..........................     79,306     73,612     66,832     60,293
Consumer
    Residential real estate.......................     15,221     14,862     14,665     13,651
    Home equity...................................     12,867     12,079      9,384      7,823
    Automotive (1)................................     17,998     17,293     15,946     16,030
    Student.......................................      3,219      3,304      2,856      2,779
    Other.........................................      8,303      7,491      7,270      7,309
                                                     --------   --------   --------   --------
        Total consumer............................     57,608     55,029     50,121     47,592
Credit card.......................................     22,665     24,855     21,525     17,260
                                                     --------   --------   --------   --------
        Total.....................................   $159,579   $153,496   $138,478   $125,145
                                                     ========   ========   ========   ========

------------
(1) Includes auto-lease receivables.

Allowance for Credit Losses

  The allowance for credit losses is maintained at a level that in management's judgment is adequate to provide for estimated probable credit losses inherent in various on- and off-balance-sheet financial instruments. The level of the allowance reflects management's formal review and analysis of potential credit losses, as well as prevailing economic conditions. On December 31, 1997, the allowance represented 463% of nonperforming loans and 1.77% of total loans. A $130 million additional provision for credit losses was taken during 1997 as a result of the reclassification of credit card loans and to conform the credit card charge-off policies of BANK ONE and First USA.

  During 1997, net charge-offs totaled $1.887 billion as compared to $1.522 billion in 1996. The 1997 net charge-offs amounts comprised $87 million of commercial, $420 million of consumer and $1.380 billion of credit card. The following two tables provide additional details on net charge-offs for the past four years.

Net Charge-offs (Recoveries) by Loan Type (1)

(Dollars in millions)       1997            1996            1995            1994
                        -------------   -------------   -------------   -------------
                        Amount    %     Amount    %     Amount    %     Amount    %
                        ------   ----   ------   ----   ------   ----   ------   ----
Commercial...........   $   87   0.11%  $   79   0.11%   $ 52    0.08%   $ (4)    N/M
Consumer.............      420   0.74      328   0.63     192    0.40     129    0.30
Credit card..........    1,380   6.03    1,115   4.86     524    2.98     436    2.70
                        ------   ----   ------   ----    ----    ----    ----    ----

  Total..............   $1,887   1.21%  $1,522   1.04%   $768    0.59%   $561    0.48%
                        ======          ======           ====            ====

------------
(1) Ratios presented as a percent of average loans.
N/M - Not meaningful.

Analysis of Allowance for Credit Losses
(In millions)                                                1997                1996                1995                 1994
                                                            ------              ------              ------              -------
Balance, beginning of year........................          $2,687              $2,422              $2,192               $2,222
Provision for credit losses.......................           1,988               1,716               1,067                  558
Charge-offs
 Commercial
   Domestic
    Commercial....................................             200                 174                 137                  118
    Real estate-construction......................               3                   3                   7                    4
    Real estate-other.............................              19                  28                  41                   54
    Lease financing...............................              12                  15                  13                    9
   Foreign........................................               -                   2                   1                    9
                                                            ------              ------              ------               ------
    Total commercial..............................             234                 222                 199                  194
 Consumer
   Residential mortgage...........................              18                   8                   9                   10
   Home equity....................................              34                  24                   9                    8
   Automotive.....................................             311                 248                 165                  123
   Student........................................               1                   1                   2                    2
   Other..........................................             255                 208                 125                  100
                                                            ------              ------              ------               ------
    Total consumer................................             619                 489                 310                  243
 Credit card......................................           1,544               1,216                 616                  522
                                                            ------              ------              ------               ------
    Total charge-offs.............................           2,397               1,927               1,125                  959
Recoveries
 Commercial
   Domestic
    Commercial....................................              97                  87                 105                  119
    Real estate-construction......................               6                  10                   6                    8
    Real estate-other.............................              29                  27                  21                   23
    Lease financing...............................               3                   4                   6                    4
   Foreign........................................              12                  15                   9                   44
                                                            ------              ------              ------               ------
    Total commercial..............................             147                 143                 147                  198
 Consumer
   Residential mortgage...........................               7                   4                   5                    8
   Home equity....................................               7                   4                   4                    3
   Automotive.....................................             122                  98                  70                   63
   Student........................................               -                   -                   1                    1
   Other..........................................              63                  55                  38                   39
                                                            ------              ------              ------               ------
     Total consumer...............................             199                 161                 118                  114
 Credit card......................................             164                 101                  92                   86
                                                            ------              ------              ------               ------
    Total recoveries..............................             510                 405                 357                  398
Net charge-offs...................................           1,887               1,522                 768                  561
Other.............................................              29                  71                 (69)                 (27)
                                                            ------              ------              ------               ------
Balance, end of year..............................          $2,817              $2,687              $2,422               $2,192
                                                            ======              ======              ======               ======

Nonperforming Assets

  At December 31, 1997 nonperforming assets totaled $694 million, compared with $621 million at year-end 1996 and $777 million at year-end 1995. Nonperforming assets at December 31, 1997 included $609 million of nonperforming loans and $85 million of other real estate owned.

Consumer Risk Management

  Consumer loans consist of credit card receivables as well as residential mortgage and home equity loans, automobile financing, student loans and other forms of consumer installment credit. The consumer and credit card loan portfolio increased during the year to $80.3 billion at year-end 1997. Including securitized credit card receivables, the consumer portfolio increased $8.5 billion, or 8%, to $117.7 billion at December 31, 1997.

Consumer and Credit Card Loans

December 31 (In millions)                                    1997               1996               1995               1994
                                                         --------           --------            -------           --------
Credit card........................................      $ 22,665           $ 24,855            $21,525            $17,260
Residential real estate............................        15,221             14,862             14,665             13,651
Home equity........................................        12,867             12,079              9,384              7,823
Automotive (1).....................................        17,998             17,293             15,946             16,030
Student............................................         3,219              3,304              2,856              2,779
Other consumer.....................................         8,303              7,491              7,270              7,309
                                                         --------           --------            -------            -------
     Total owned...................................        80,273             79,884             71,646             64,852
Securitized credit card............................        37,414             29,303             25,179             15,955
                                                         --------           --------            -------            -------
     Total managed.................................      $117,687           $109,187            $96,825            $80,807
                                                         ========           ========            =======            =======

____________
(1) Includes auto-lease receivables.


  Managed credit card receivables (i.e., those held in the portfolio and those sold to investors through securitization) were $60.1 billion at December 31, 1997, up 11% from year-end 1996. Average managed credit card receivables were $54.9 billion for 1997, up 11% from 1996.

Credit card receivables represent the most significant risk element in the consumer portfolio. The managed credit card charge-off rate of 6.18% in 1997 represented a significant increase from prior years. In addition, 1997 delinquency rates stabilized as presented in the following table.

Credit Card Receivables

(Dollars in millions)                                                           1997                 1996
                                                                            --------             --------
Average balances
  Credit card loans..................................................        $22,880              $22,926
  Securitized credit card receivables................................         31,992               26,533
                                                                             -------              -------
   Total average managed credit card receivables.....................        $54,872              $49,459
                                                                             =======              =======

Total net charge-offs (including securitizations)....................        $ 3,391              $ 2,609
                                                                             =======              =======

Net charge-offs/average total managed receivables....................           6.18%                5.28%
Credit card delinquency rate at period end
  30 or more days....................................................           4.90                 4.96
  90 or more days....................................................           2.11                 2.07

Commercial Risk Management

  The commercial risk portfolio includes all domestic and foreign commercial credit exposure. Credit exposure includes the credit risks associated with both on- and off-balance-sheet financial instruments.

  Commercial loans increased 8% from $73.6 billion at December 31, 1996, to $79.3 billion at December 31, 1997. Nonperforming commercial assets increased $73 million to $694 million at year-end 1997, from $621 million at December 31, 1996. Commercial net charge-offs were $87 million in 1997, compared with $79 million in 1996 and $52 million in 1995.

  In the commercial portfolio, credit quality is rated according to defined levels of credit risk. The lower categories of credit risk are equivalent to the four bank regulatory classifications: Special Mention, Substandard, Doubtful and Loss. These categories define levels of credit deterioration at which it may be increasingly difficult for the Corporation to be fully repaid without restructuring the credit.

Commercial Real Estate

  Commercial real estate consists primarily of loans secured by real estate as well as certain loans that are real estate-related. A loan is categorized as real estate-related when 80% or more of the borrower's revenues are derived from real estate activities and the loan is not collateralized by cash or marketable securities.

  At December 31, 1997, commercial real estate loans totaled $21.2 billion, or 27% of commercial loans, compared with $20.4 billion, or 28% of commercial loans, at December 31, 1996. During 1997, net recoveries in the commercial real estate portfolio segment were $13 million compared with net recoveries of $6 million in 1996. Nonperforming commercial real estate assets, including other real estate owned, totaled $304 million, or 1.4% of related assets, at December 31, 1997, compared with $315 million, or 1.5% of related assets, at December 31, 1996.

Foreign Outstandings

  The table below presents a breakout of foreign outstandings for the past two years, where such outstandings exceeded 1.0% of total assets. The amounts have been prepared using the Federal Financial Institutions Examination Council's reporting guidelines, which were revised in 1997. Under the revised guidelines, local country claims, which include both local and nonlocal currency activity, are reported net of local country liabilities. The 1996 amounts have been restated to conform to the revised guidelines. Included in claims for both periods are loans, balances with banks, acceptances, securities, equity investments, accrued interest and other monetary assets. For 1997, cross-border claims to Japan include $641 million of current credit exposure on derivative contracts, which is net of master netting agreements. Current credit exposure on derivative contracts is not included in the reported 1996 amounts.

                                                       Cross-Border Claims
                                              -------------------------------------                                  Total Cross-
                                                              Governments                        Net Local           Border & Net
(In millions)                                                 & Official                          Country            Local Country
                           December 31        Banks          Institutions        Other            Claims               Claims
                           -----------        ------         ------------        -----           --------            -------------
Japan (1)................     1997            $4,225               -             $386                -                  $4,611
                              1996             3,782               -               22                -                   3,804

__________
(1) At year-end 1997 and 1996, local country claims were reduced by local country liabilities of $83 million and $161 million, respectively.

  At December 31, 1997, and December 31, 1996, there were no countries for which cross-border and net local country claims totaled between 0.75% and 1.0% of total assets.

                 Supplemental Derivative Financial Instruments

  BANK ONE uses a variety of derivative financial instruments in its trading, asset and liability management, and corporate investment activities. These instruments include interest rate, currency, equity and commodity swaps, forwards, spot, futures, options, caps, floors, forward rate agreements, and other conditional or exchange contracts, and include both exchange-traded and over-the-counter contracts. See Note 16, beginning on page 49, for a discussion of the nature and terms of derivative financial instruments.

Notional Principal or Contractual Amounts of Derivative Financial Instruments

  The following tables represent the gross notional principal or contractual amounts of outstanding derivative financial instruments used in certain activities. These amounts indicate the volume of transaction activity, and they do not represent the market or credit risk associated with these instruments. In addition, such volumes do not reflect the netting of offsetting transactions.

                                                                              Asset and
                                                                              Liability         Corporate
December 31, 1997 (In billions)                              Trading          Management       Investments          Total
                                                         --------------    --------------    --------------    --------------
Interest rate contracts..................................    $  825.9           $36.8             $  -            $  862.7
Foreign exchange contracts...............................       422.5             1.6                -               424.1
Equity contracts.........................................        12.3               -              0.1                12.4
Commodity contracts......................................         2.7               -                -                 2.7
                                                             --------           -----             ----            --------
     Total...............................................    $1,263.4           $38.4             $0.1            $1,301.9
                                                             ========           =====             ====            ========

December 31, 1996 (In billions)
Interest rate contracts..................................    $  649.3           $34.8             $  -            $  684.1
Foreign exchange contracts...............................       375.4             1.7                -               377.1
Equity contracts.........................................         8.6               -              0.2                 8.8
Commodity contracts......................................         3.4               -                -                 3.4
                                                             --------           -----             ----            --------
     Total...............................................    $1,036.7           $36.5             $0.2            $1,073.4
                                                             ========           =====             ====            ========

Accounting for Derivative Financial Instruments

  Derivative financial instruments used in trading activities are valued at estimated fair value. Such instruments include swaps, forwards, spot, futures, options, caps, floors and forward rate agreements and other conditional or exchange contracts in the interest rate, foreign exchange, equity and commodity markets. The estimated fair values are based on quoted market prices or pricing and valuation models on a present value basis using current market information. Realized and unrealized gains and losses are included in noninterest income as trading profits. Where appropriate, compensation for credit risk and ongoing servicing is deferred and recorded as income over the terms of the derivative financial instruments.

  Derivative financial instruments used in asset and liability management (ALM) activities, principally interest rate swaps, are typically classified as synthetic alterations or anticipatory hedges and are required to meet specific criteria. Such interest rate swaps are designated as ALM derivatives, and are linked to and adjust the interest rate sensitivity of a specific asset, liability, firm commitment, or anticipated transaction or a specific pool of transactions with similar risk characteristics. Interest rate swaps that do not meet these and the following criteria are designated as derivatives used in trading activities and are accounted for at estimated fair value.

  Synthetic Alteration - (1) the asset or liability to be converted creates exposure to interest rate risk; (2) the swap is effective as a synthetic alteration of the balance sheet item; (3) the start date of the swap does not extend beyond that point in time at which it is believed that modeling systems produce reliable interest rate sensitivity information; and (4) the related balance sheet items, from trade date to final maturity, has sufficient balances for alteration.

  Anticipatory Hedge - (1) the transaction to be hedged creates exposure to interest rate risk; (2) the swap acts to reduce inherent rate risk by moving closer to being insensitive to interest rate changes; (3) the swap is effective as a hedge of the transaction; (4) the significant characteristics and expected terms of the anticipated transaction are identified; and (5) it is probable that the anticipated transaction will occur.

  Income or expense on most ALM derivatives used to manage interest rate exposure is recorded on an accrual basis, as an adjustment to the yield of the linked exposures over the periods covered by the contracts. This matches the income recognition treatment of that exposure, generally assets or liabilities carried at historical cost, which are recorded on an accrual basis. If an interest rate swap is terminated early or dedesignated as an ALM derivative, any unrecognized gain or loss at that point in time is deferred and amortized as an adjustment of the yield on the linked interest rate exposure position over the remaining periods originally covered by the swap. If all or part of a linked position is terminated, e.g., a linked asset is sold or prepaid, or if the amount of an anticipated transaction is likely to be less than originally expected, the related pro rata portion of any unrecognized gain or loss on the swap is recognized in earnings at that time, and the related pro rata portion of the swap is subsequently accounted for at estimated fair value.

  Purchased option, cap and floor contracts are reported in derivative product assets, and written option, cap and floor contracts are reported in derivative product liabilities. For other derivative financial instruments, an unrealized gain is reported in derivative product assets and an unrealized loss is reported in derivative product liabilities. However, fair value amounts recognized for derivative financial instruments executed with the same counterparty under a legally enforceable master netting arrangement are reported on a net basis. Cash flows from derivative financial instruments are reported net as operating activities.

Income Resulting from Derivative Financial Instruments

  A discussion of BANK ONE's income from derivatives used in trading activities is included in the Trading Revenue table on page 7.

  BANK ONE uses interest rate derivative financial instruments to reduce structural interest rate risk and the volatility of net interest margin. Net interest margin reflects the effective use of these derivatives. Without their use, net interest income would have been lower by $54 million in 1997, and higher by $16 million in 1996 and $222 million in 1995.

Credit Exposure Resulting from Derivative Financial Instruments

  BANK ONE maintains risk management policies that monitor and limit exposure to credit risks. For a further discussion of credit risks, see the Supplemental Credit Risk Management section, beginning on page 15.

  Credit exposure from derivative financial instruments arises from the risk of a customer default on the derivative contract. The amount of loss created by the default is the replacement cost or current fair value of the defaulted contract. BANK ONE utilizes master netting agreements whenever possible to reduce its credit exposure from customer default. These agreements allow the netting of contracts with unrealized losses against contracts with unrealized gains to the same customer, in the event of a customer default. The table below shows the impact of these master netting agreements.

December 31  (In millions)                                                                     1997         1996
                                                                                          ---------      -------
Gross replacement cost..............................................................       $ 15,052      $15,023
 Less: Adjustment due to master netting agreements..................................        (10,035)      (9,876)
                                                                                           --------      -------
Current credit exposure.............................................................          5,017        5,147
 Less: Unrecognized net gains due to nontrading activity............................           (394)        (134)
                                                                                           --------      -------
Balance sheet exposure..............................................................       $  4,623      $ 5,013
                                                                                           ========      =======

  Current credit exposure represents the total loss that BANK ONE would have suffered had every counterparty been in default on those dates. These amounts are reduced by the unrealized and unrecognized gains on derivatives used in asset and liability management activities to arrive at the balance sheet exposure.

                       Supplemental Year 2000 Compliance

  In order to quickly and effectively resolve systems-related Year 2000 issues, BANK ONE will continue to execute the project plans established by the predecessor companies. The total cost of the combined projects are estimated to be approximately $350 million. During 1996 and 1997, approximately $50 million of costs were incurred.

  The comprehensive programs focus on achieving compliance within specified deadlines for all phases of the project: inventory and assessment, renovation, testing and implementation, and contingency planning. The inventory and assessment component has been completed and all other activities are in various stages of progress. The Corporation estimates that substantially all affected applications will be remedied by the end of 1998, and that final testing will be completed by mid-1999.

  Detailed contingency plans have been developed for critical business system applications to mitigate potential problems or delays associated with system replacements or vendor delivery dates. The Corporation is working extensively with external entities to ensure that their systems will be Year 2000 compliant. The Corporation bears risk and could be adversely affected, however, if outside parties (e.g., vendors and customers) do not appropriately address their Year 2000 compliance issues.

                        Supplemental Capital Management

  Capital represents the stockholders' investment on which the Corporation strives to generate attractive returns. It is the foundation of a cohesive risk management framework and links return with risk. Capital supports business growth and provides protection to depositors and creditors.

  The table below presents BANK ONE capital ratios on a pro forma basis. It is not intended to suggest that capital has been managed on a combined basis, but only to present a view of capital when BANC ONE and First Chicago NBD are added together. Upon consummation of the merger, integrated capital management policies and practices will be in effect and will be addressed in the Corporation's 1998 Annual Report.


Selected Capital Ratios

December 31                                      1997    1996    1995
                                                 ----    ----    ----
Common equity/total assets....................    7.8%    8.3%    7.6%
Tangible common equity ratio..................    7.2     7.8     7.1
Stockholders' equity/total assets.............    8.0     8.6     7.9
Double leverage ratio (1).....................    107     107     108
Dividend payout ratio.........................  61.35   37.96   39.59
___________
(1) Includes trust preferred capital securities.
N/A - Not applicable.


Regulatory Capital

  BANK ONE aims to maintain regulatory capital ratios, including those of the principal banking subsidiaries, in excess of the well-capitalized guidelines under federal banking regulations. As shown in the table below, BANK ONE has maintained a well-capitalized regulatory position over the past three years. In addition, the principal banking subsidiaries of the Corporation have met or exceeded the well-capitalized guidelines for the past two years, as shown in
Note 11 on page 41.

                                                                     Regulatory
December 31                                     1997   1996   1995   Guidelines
                                                ----   ----   ----   ----------
Risk-based capital ratios (1)
  Tier 1......................................   8.2%   9.5%   9.0%      6.0%
  Total.......................................  12.3   13.6   13.0      10.0
Leverage ratio (1)............................   7.8    8.9    7.8       5.0
___________
(1) Includes trust preferred capital securities.

  The components of the Corporation's regulatory risk-based capital and risk-weighted assets are shown below:


December 31 (In millions)                                                   1997                1996                1995
                                                                            ----                ----                ----
Regulatory Risk-Based Capital
Tier 1 capital.....................................................        $ 17,958            $ 19,241           $ 16,862
Tier 2 capital.....................................................           9,000               8,196              7,504
                                                                           --------            --------           --------
 Total capital.....................................................        $ 26,958            $ 27,437           $ 24,366
                                                                           ========            ========           ========
Total risk-weighted assets.........................................        $219,557            $202,213           $186,758
                                                                           ========            ========           ========

  In arriving at Tier 1 and total capital, such amounts are reduced by goodwill and other nonqualifying intangible assets as shown below.



Intangible Assets
December 31 (In millions)                                                      1997                1996               1995
                                                                             ------              ------            -------
Goodwill.............................................................        $1,120              $  920             $  808
Other nonqualifying intangibles......................................           109                  61                 97
                                                                             ------              ------             ------
 Subtotal............................................................         1,229                 981                905
Qualifying intangibles...............................................           473                 278                391
                                                                             ------              ------             ------
 Total intangibles...................................................        $1,702              $1,259             $1,296
                                                                             ======              ======             ======


Dividends

  In 1997, BANC ONE's cash dividends per share increased by 11% to $1.38 per share, compared with $1.24 per share in 1996. This represents a dividend payout ratio of 61% in 1997 and 38% in 1996. The increase in the 1997 dividend payout was due to restructuring and merger-related charges taken during 1997.

  On January 20, 1998 and January 23, 1996, BANC ONE declared a 10% common stock dividend to shareholders of record on February 12, 1998 and February 21, 1996, respectively. Accordingly, all common stock share data have been adjusted to include the effect of the stock dividend.

  In 1997, First Chicago NBD's cash dividends per share were increased by 11% to $1.64 per share, compared with $1.48 per share in 1996. This represents a dividend payout ratio of 33% in 1997 and 34% in 1996.

Other Capital Activities

  BANC ONE and First Chicago NBD rescinded their stock repurchase programs on May 14, 1997 and April 10, 1998, respectively.

  On January 20, 1998, the Corporation elected to redeem all of the shares of its Series C Convertible Preferred stock on April 16, 1998, at the redemption price of $51.05 per share plus the amount of any dividends accrued and unpaid.

  On November 17, 1997, the Corporation redeemed all shares outstanding of its 8.45% Cumulative Preferred Stock, Series E, and the corresponding redemption of the related depositary shares, each representing a one-twenty-fifth interest in a share of the Series E Preferred Stock. The redemption price was $25.27 per depositary share, which included accrued and unpaid dividends of $0.27 per depositary share.

  On May 2, 1997, the Corporation redeemed all shares outstanding of its 6-1/4% mandatory convertible preferred stock. The liquidation value was $31.875 per share. All of the mandatory convertible preferred stock was converted to shares of the Corporation's common stock.

  On April 1, 1997, the Corporation redeemed all shares outstanding of its 5-3/4% Cumulative Convertible Preferred Stock, Series B, and the corresponding redemption of the related depositary shares, each representing a one-hundredth interest in a share of the Convertible Preferred Stock. The redemption price was approximately $52.44 per depositary share, which included accrued and unpaid dividends of approximately $0.72 per depositary share. Essentially all of the Series B Preferred Stock was converted to shares of the Corporation's common stock prior to the redemption date.

  During 1997, the Corporation strengthened its capital position through the issuance of $900 million in subordinated debt.

Double Leverage

  Double leverage is the extent to which the Corporation's debt is used to finance investments in subsidiaries. On December 31, 1997 and December 31, 1996, double leverage was 107%. Trust Preferred Capital Securities of $1.003 billion at year-end 1997 and $948 million at year-end 1996 are included in capital for purposes of this calculation.

                      Supplemental Fourth Quarter Review

   Net income for the fourth quarter 1997 was $890 million, or $0.75 per common share, compared with the 1996 fourth quarter results of $848 million, or $0.68 per common share.

  Net interest income on a tax-equivalent basis decreased $65 million to $2.301 billion in the fourth quarter of 1997 from $2.366 billion for the same 1996 period. Net interest margin decreased to 4.49% in 1997 from 4.86% in 1996.

  Total noninterest expense increased $168 million to $2.448 billion in the fourth quarter of 1997 from $2.280 billion in the same quarter of 1996. Salaries and benefits increased in fourth quarter 1997 compared with the same period in 1996 as a result of increased staffing, merit and other pay increases, commissions related to venture transactions, and a continued shift to incentive compensation. Outside servicing and processing increased due to a rise in external consulting and processing services. Other noninterest expense also contributed to the overall increase from the fourth quarter of 1996 to the same period in 1997.


                                           Supplemental Consolidated Balance Sheet

                                            BANK ONE CORPORATION and Subsidiaries

December 31 (Dollars in millions)                                                                    1997              1996
                                                                                                   --------          --------
Assets
Cash and due from banks....................................................................        $ 15,380          $ 14,792
Interest-bearing due from banks............................................................           6,910             5,477
Federal funds sold and securities under resale agreements..................................           9,168             4,916
Trading assets.............................................................................           5,246             5,389
Derivative product assets..................................................................           4,623             5,013
Investment securities (fair value--$26,054 in 1997 and $27,973 in 1996)....................          26,039            27,942
Loans (net of unearned income--$3,049 in 1997 and $2,241 in 1996)
   Commercial..............................................................................          79,306            73,612
   Consumer................................................................................          57,608            55,029
   Credit Card.............................................................................          22,665            24,855
Allowance for credit losses................................................................           2,817             2,687
                                                                                                   --------          --------
   Loans, net..............................................................................         156,762           150,809
Other assets:
Bank premises and equipment, net...........................................................           3,426             3,309
Customers' acceptance liability............................................................             741               614
Other......................................................................................          11,077             7,561
                                                                                                   --------          --------
          Total assets.....................................................................        $239,372          $225,822
                                                                                                   ========          ========

Liabilities
Deposits
   Demand..................................................................................          35,954            33,479
   Savings.................................................................................          58,946            56,359
   Time....................................................................................          40,144            41,267
   Foreign offices.........................................................................          18,682            14,101
                                                                                                   --------          --------
          Total deposits...................................................................         153,726           145,206
Federal funds purchased and securities under repurchase agreements.........................          20,346            21,662
Other short-term borrowings................................................................          12,806            13,039
Long-term debt.............................................................................          20,543            14,415
Guaranteed preferred beneficial interest in the Corporation's junior subordinated debt.....           1,003               948
Acceptances outstanding....................................................................             741               614
Derivative product liabilities.............................................................           4,629             4,773
Other liabilities..........................................................................           6,528             5,658
                                                                                                   --------          --------
          Total liabilities................................................................         220,322           206,315

Stockholders' Equity
Preferred stock............................................................................             326               651
Common stock - $0.01 par value.............................................................              12                12

                                                             1997              1996
                                                             ----              ----
Number of shares authorized............................  2,500,000,000      2,500,000,000
Number of shares issued................................  1,218,812,323      1,149,602,028
Number of shares outstanding...........................  1,168,188,895      1,133,314,268
Surplus....................................................................................          12,584            10,030
Retained earnings..........................................................................           8,063             9,373
Fair value adjustment on investment securities available-for-sale..........................             203                81
Deferred compensation......................................................................            (137)              (94)
Accumulated translation adjustment.........................................................               6                 7
Treasury stock at cost, 50,623,428 shares in 1997 and 16,287,760 shares in 1996............          (2,007)             (553)
                                                                                                   --------          --------

   Stockholders' equity....................................................................          19,050            19,507
                                                                                                   --------          --------
          Total liabilities and stockholders' equity.......................................        $239,372          $225,822
                                                                                                   ========          ========

                                The accompanying notes are an integral part of this balance sheet.

                  Supplemental Consolidated Income Statement

                     BANK ONE CORPORATION and Subsidiaries

For the Year (In millions, except per-share data)                       1997      1996      1995
                                                                       -------   -------   -------
Interest Income
Loans, including fees................................................  $14,659   $13,712   $12,091
Bank balances........................................................      451       465       629
Federal funds sold and securities under resale agreements............      350       546       975
Trading assets.......................................................      330       423       503
Investment securities--taxable.......................................    1,443     1,609     1,825
Investment securities--tax-exempt....................................      181       193       250
                                                                       -------   -------   -------
    Total............................................................   17,414    16,948    16,273

Interest Expense
Deposits.............................................................    4,991     4,857     5,218
Federal funds purchased and securities under repurchase agreements...    1,073     1,268     1,671
Other short-term borrowings..........................................      786       799       753
Long-term debt.......................................................    1,234       895       832
                                                                       -------   -------   -------
    Total............................................................    8,084     7,819     8,474

Net Interest Income..................................................    9,330     9,129     7,799
Provision for credit losses..........................................    1,988     1,716     1,067
                                                                       -------   -------   -------
Net Interest Income After Provision for Credit Losses................    7,342     7,413     6,732

Noninterest Income
Trading profits......................................................      117        72       234
Equity securities gains..............................................      334       332       267
Investment securities gains (losses).................................      101        44       (14)
                                                                       -------   -------   -------
  Market-driven revenue..............................................      552       448       487

Credit card fees.....................................................    2,639     2,247     2,114
Fiduciary and investment management fees.............................      746       700       658
Service charges and commissions......................................    2,391     2,166     1,887
                                                                       -------   -------   -------
  Fee-based revenue..................................................    5,776     5,113     4,659

Other income.........................................................      497       549       386
                                                                       -------   -------   -------
    Total............................................................    6,825     6,110     5,532

Noninterest Expense
Salaries and employee benefits.......................................    4,224     4,026     3,697
Net occupancy and equipment expense..................................      739       738       682
Depreciation and amortization........................................      494       448       426
Amortization of intangibles..........................................      199       246       214
Outside service fees and processing..................................    1,145       956       815
Marketing and development............................................      837       568       511
Communication and transportation.....................................      711       652       570
Other................................................................    1,054       990     1,033
                                                                       -------   -------   -------
  Operating Expense..................................................    9,403     8,624     7,948
Merger-related and restructuring charges.............................      337         -       267
FDIC special assessment..............................................        -        57         -
                                                                       -------   -------   -------
    Total............................................................    9,740     8,681     8,215

Income Before Income Taxes...........................................    4,427     4,842     4,049
Applicable income taxes..............................................    1,467     1,611     1,374
                                                                       -------   -------   -------
Net Income...........................................................  $ 2,960   $ 3,231   $ 2,675
                                                                       =======   =======   =======
Net Income Attributable to Common Stockholders' Equity...............  $ 2,921   $ 3,170   $ 2,605
                                                                       =======   =======   =======

Earnings Per Share
  Basic..............................................................    $2.48     $2.64     $2.17
  Diluted............................................................    $2.43     $2.57     $2.12

        The accompanying notes are an integral part of this statement.

          Supplemental Consolidated Statement of Stockholders' Equity

                     BANK ONE CORPORATION and Subsidiaries

For the Year (In millions)                                              1997      1996      1995
                                                                       -------   -------   -------
Preferred Stock
  Balance, beginning of period.......................................  $   651   $   798   $   921
  Conversion of preferred stock......................................     (225)     (147)       (2)
  Redemption of preferred stock......................................     (100)        -      (121)
                                                                       -------   -------   -------
  Balance, end of period.............................................      326       651       798

Common Stock
  Balance, beginning of period.......................................       12        12        11
  10% common stock dividend at fair market value.....................        -         -         1
                                                                       -------   -------   -------
  Balance, end of period.............................................       12        12        12

Surplus
  Balance, beginning of period.......................................   10,030    10,683     9,451
  Conversion of preferred stock......................................      (66)       44         2
  Conversion of stock appreciation rights to stock options...........       10         -         -
  Conversion of 12-3/4% convertible debentures.......................        -         2         -
  Issuance of common stock...........................................        6        84        16
  Issuance of treasury stock.........................................       50      (111)       11
  Acquisition of subsidiaries........................................       51        71        29
  Cancellation of shares held in treasury............................     (441)     (790)     (380)
  10% common stock dividend at fair market value.....................    2,890         -     1,545
  Other..............................................................       54        47         9
                                                                       -------   -------   -------
  Balance, end of period.............................................   12,584    10,030    10,683

Retained Earnings
  Balance, beginning of period.......................................    9,373     7,269     7,222
  Net income.........................................................    2,960     3,231     2,675
  Cash dividends declared on common stock............................     (769)     (587)     (533)
  Cash dividends declared on preferred stock.........................      (12)      (16)      (18)
  Cash dividends declared on common stock by pooled affiliates.......     (568)     (545)     (477)
  Cash dividends declared on preferred stock by pooled affiliates....      (27)      (45)      (52)
  Conversion of preferred stock......................................        -       (25)        -
  Acquisition of subsidiaries........................................        -         -        (3)
  Purchase of treasury stock.........................................        -        91         -
  Issuance of treasury stock.........................................       (4)        -         -
  10% common stock dividend at fair market value.....................   (2,890)        -    (1,545)
                                                                       -------   -------   -------
  Balance, end of period.............................................    8,063     9,373     7,269

Fair Value Adjustment on Investment Securities Available-for-Sale
  Balance, beginning of period.......................................       81       237      (344)
  Change in fair value (net of taxes of $66 in 1997, $(85) in 1996,
   and $321 in 1995).................................................      122      (156)      581
                                                                       -------   -------   -------
  Balance, end of period.............................................      203        81       237

Deferred Compensation
  Balance, beginning of period.......................................      (94)      (69)      (53)
  Awards granted, net of forfeitures and amortization................      (14)      (12)       (7)
  Other..............................................................      (29)      (13)       (9)
                                                                       -------   -------   -------
  Balance, end of period.............................................     (137)      (94)      (69)

Accumulated Translation Adjustment
  Balance, beginning of period.......................................        7         8         7
  Translation gain (loss), net of taxes..............................       (1)       (1)        1
                                                                       -------   -------   -------
  Balance, end of period.............................................        6         7         8

Treasury Stock
  Balance, beginning of period.......................................     (553)     (795)     (647)
  Conversion of preferred stock......................................      292       125         1
  Purchase of common stock...........................................   (2,752)   (1,415)     (851)
  Acquisition of subsidiaries........................................      487       657       262
  Cancellation of shares held in treasury............................      442       790       380
  Issuance of stock..................................................       77        85        60
                                                                       -------   -------   -------
  Balance, end of period.............................................   (2,007)     (553)     (795)
                                                                       -------   -------   -------
    Total Stockholders' Equity, end of period........................  $19,050   $19,507   $18,143
                                                                       =======   =======   =======

        The accompanying notes are an integral part of this statement.

               Supplemental Consolidated Statement of Cash Flows
                     BANK ONE CORPORATION and Subsidiaries

For the Year (In Millions)                                                         1997         1996         1995
                                                                               --------     --------     --------
Cash Flows From Operating Activities:
  Net income.................................................................  $  2,960     $  3,231     $  2,675
  Adjustments to reconcile net income to net cash provided by (used in)
     operating activities:
      Provision for credit losses............................................     1,988        1,716        1,067
      Depreciation and amortization..........................................       693          694          640
      Equity securities gains................................................      (334)        (332)        (267)
      Investment securities (gains) losses...................................      (101)         (44)          14
      Net (increase) decrease in trading assets..............................        67        3,017       (2,816)
      Net (increase) decrease in net derivative product assets...............       246         (251)         296
      Gain on sale of banks and branch offices...............................       (60)         (31)         (71)
      Net (increase) in other assets.........................................    (1,901)        (339)        (109)
      Net increase (decrease) in other liabilities...........................       934         (422)         443
      Merger-related and restructuring charges...............................       337            -          267
      Other noncash adjustments..............................................       306          277         (375)
                                                                               --------     --------     --------
   Net cash provided by operating activities.................................     5,135        7,516        1,764

Cash Flows From Investing Activities:
  Net (increase) decrease in federal funds sold and securities
     under resale agreements.................................................    (4,252)       7,511        3,282
  Securities available for sale:
      Purchases..............................................................   (24,479)     (10,655)     (13,461)
      Maturities.............................................................     5,109        7,023       10,671
      Sales..................................................................    22,006        8,107        9,925
  Securities held to maturity:
      Purchases..............................................................      (503)      (1,790)      (2,130)
      Maturities.............................................................       582        1,041        3,027
  Credit card receivables securitized........................................     7,365        7,259        8,456
  Net (increase) in loans....................................................   (14,413)     (20,667)     (24,738)
  Loan recoveries............................................................       510          405          354
  Additions to bank premises and equipment...................................      (633)        (657)        (702)
  Net cash and cash equivalents due to mergers, acquisitions and dispositions       128         (116)         (78)
  All other investing activities, net........................................      (486)           1        1,006
                                                                               --------     --------     --------
  Net cash (used in) investing activities....................................    (9,066)      (2,538)      (4,388)

Cash Flows From Financing Activities:
  Net increase in deposits...................................................     8,705          363        1,305
  Net (decrease) in federal funds purchased and securities
      under repurchase agreements............................................    (1,319)      (3,244)       1,784
  Net (decrease) in other short-term borrowings..............................      (234)        (682)        (562)
  Proceeds from issuance of long-term debt...................................    23,455        6,005        3,905
  Repayment of long-term debt................................................   (17,767)      (3,991)      (1,609)
  Cash dividends paid........................................................    (1,380)      (1,180)      (1,061)
  Proceeds from issuance of common and treasury stock........................        27           76           29
  Purchase of treasury stock.................................................    (2,789)      (1,479)        (852)
  Payment for redemption of preferred stock..................................      (100)           -         (121)
  All other financing activities, net........................................    (2,554)      (4,256)       1,268
                                                                               --------     --------     --------
  Net cash provided by (used in) financing activities........................     6,044       (8,388)       4,086

Effect of exchange rate changes on cash and cash equivalents.................       (92)         (63)         119

Net increase (decrease) in cash and cash equivalents.........................     2,021       (3,473)       1,581
Cash and cash equivalents at beginning of year...............................    20,269       23,742       22,161
                                                                               --------     --------     --------

Cash and cash equivalents at end of year.....................................  $ 22,290     $ 20,269     $ 23,742
                                                                               ========     ========     ========

Other cash flow disclosures:
  Interest paid..............................................................  $  8,077     $  7,957     $  8,161
  State and federal income taxes paid........................................       842        1,304        1,299

        The accompanying notes are an integral part of this statement.

            Notes to supplemental Consolidated Financial Statements

                     BANK ONE CORPORATION and Subsidiaries

NOTE  1 -- Summary of Significant Accounting Policies

  Consolidated financial statements of BANK ONE CORPORATION ("BANK ONE" or "the Corporation") have been prepared in conformity with generally accepted accounting principles. Certain financial statement reclassifications have been made to prior years' information to conform with the current year's financial statement preparation. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

(a)  Principles of Consolidation

  BANK ONE's consolidated financial statements include all accounts of the Corporation (the "Parent Company") and all significant majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

(b)  Trading Activities

  Trading assets and liabilities are carried at fair value. Realized and unrealized gains and losses related to trading activities are reflected in noninterest income as trading profits.

  Trading profits include interest rate, exchange rate, equity price, and commodity price trading results from both cash and derivative financial instruments. More information on BANK ONE's trading revenue is shown in the "Trading Revenue" table on page 7.

(c)  Investment Securities

  Debt securities that BANK ONE has both the positive intent and ability to hold to maturity are classified as securities held-to-maturity and are carried at cost, adjusted for amortization of premium or accretion of discount using the interest method.

  Debt and equity investment securities classified as available-for-sale are carried at fair value. Unrealized gains and losses, net of applicable income taxes, except for those adjustments related to venture capital investments, are reported in a separate component of stockholders' equity (fair value adjustment on investment securities available-for-sale).

  BANK ONE carries investments of its venture capital subsidiaries at fair value. Changes in the fair value of such investments are recognized in noninterest income as equity securities gains. The fair value of publicly traded investments takes into account their quoted market prices with adjustments made for market liquidity or sale restrictions. For investments that are not publicly traded, estimates of fair value are further adjusted based upon review of the investees' financial results, conditions and prospects, and the values of comparable public companies.

  Realized gains and losses, which are calculated based on the security with the highest cost unless specific securities are identified, and other than temporary impairments related to held-to-maturity and available-for-sale securities are reported in noninterest income as investment or equity securities gains, as appropriate.

(d)  Loans

  Loans are generally reported at the principal amount outstanding, net of unearned income and the allowance for credit losses. Unearned income includes deferred loan origination fees reduced by loan origination costs.

  Loan origination and commitment fees typically are deferred and amortized over the life of the related loan. Loan origination fees and costs on credit card and other revolving loans are typically deferred and amortized into interest income using a straight-line method over one year. Other credit-related fees, such as syndication management fees, commercial letters of credit fees, and fees on unused, available lines of credit, are recorded as service charges and commissions in noninterest income when earned.

  Loans, including lease financing receivables, are considered nonperforming when placed on nonaccrual status, or when renegotiated at terms that represent an economic concession to the borrower. Nonperforming loans are generally identified as impaired loans.

  A commercial loan is placed on nonaccrual status when the collection of contractual principal or interest is deemed doubtful by management or becomes 90 days or more past due, and the loan is not well-secured and in the process of collection. Accrued but uncollected interest is reversed and charged against interest income when the commercial loan is placed on nonaccrual status.

The interest on these loans is accounted for on a cash basis or cost recovery method, until qualifying for return to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are reasonably assured of repayment within a reasonable time frame and when the borrower has demonstrated payment performance.

  A charge-off on a commercial loan is recorded in the reporting period in which either an event occurs that confirms the existence of a loss or it is determined that a loan or a portion of a loan is uncollectible.

  Consumer loans are typically charged off rather than placed on nonaccrual status. The timing and amount of the charge-off will depend on the type of consumer loan and any related collateral. A credit card loan is charged off after it becomes approximately 180 days past due or potentially earlier in the event of notification of bankruptcy. Other consumer loans have delinquency periods ranging from approximately 120 to 180 days past due prior to a charge-off being recorded. Accrued but uncollected interest on a consumer loan typically is reversed against interest income when the loan is charged off.

  An economic concession on a renegotiated loan may represent forgiveness of principal and/or interest or a below-market interest rate offered to the borrower to maximize recovery of the loan. Generally, this occurs when the borrower's cash flow is insufficient to service the loan under its original terms. Subject to the above nonaccrual policy, interest on these loans is accrued at the reduced rates.

  Loans held for sale are valued at the lower of cost or fair value with unrealized losses as well as realized gains or losses included in other income.

(e)  Provision for Credit Losses

  The amount of provision for credit losses charged to expense is based upon a formal review and analysis of potential credit losses, which entails an assessment of current and historical loss experience, loan portfolio trends, prevailing economic and business conditions, specific loan review and other relevant factors. In management's opinion, the provision is sufficient to maintain the allowance for credit losses at a level that is adequate to provide for estimated probable credit losses inherent in on- and off-balance-sheet credit exposure. The allowance for credit losses attributable to off-balance-sheet credit exposure is not material.

(f)  Loan Securitizations

  BANK ONE actively packages and sells loan receivables, primarily credit card receivables, as securities to investors. From these securitizations, BANK ONE receives (1) a fee for servicing loans and (2) net interest revenues generated by the loans in excess of the interest due investors and net credit losses. Fees which are received in excess of the contractual servicing rate, as well as the excess net interest revenue, are considered financial assets, effectively interest-only strips.

  Certain estimates are inherent in determining the fair value of the interest-only strip, including interest rates, charge-offs and receivable lives. These estimates and assumptions are subject to change.

  When loans are securitized, the interest-only strips and corresponding gain on the sale of the receivables are recorded, the loans are removed from the balance sheet, and amounts that would have been recorded as net interest income and provision for credit losses are reported in noninterest income as components of credit card fees. Transaction costs are generally deferred and amortized as a reduction to loan servicing income over the terms of the related securitizations.

(g)  Mortgage Banking Activities

  Mortgage servicing assets are recognized as separate assets when servicing rights are acquired through purchase or retained in a sale or securitization of the assets being serviced. Capitalized mortgage servicing rights are reported in other assets and are amortized into income in proportion to, and over the period of, the estimated net servicing income of the underlying mortgage loans. Capitalized mortgage servicing rights are evaluated for impairment based on the fair value of those rights. Adjustments due to the decline in the fair value of such rights are included in noninterest income.

(h)  Other Real Estate Owned

  Other real estate owned includes assets that have been received in satisfaction of debt. Other real estate is initially recorded and subsequently carried at the lower of cost or fair value less estimated selling costs. Any valuation adjustments required at the date of transfer are charged to the allowance for credit losses. Operating results from other real estate are recorded in other noninterest expense.

(i)   Intangible Assets

  Intangible assets, which include goodwill and other identified intangible assets, are included in other assets. Goodwill, representing the cost of investments in subsidiaries and affiliated companies in excess of the fair value of net tangible and identified intangible assets acquired, is amortized using either straight-line or accelerated methods over estimated periods benefited, ranging from 5 to 40 years.

  Other intangible assets, such as customer lists, core deposits and credit card relationships, are amortized either on an accelerated or straight-line basis over the periods benefited. Intangible assets are periodically reviewed for possible impairment.

(j)   Derivative Financial Instruments

  For a discussion of BANK ONE's accounting policies for derivative financial instruments, see the "Derivative Financial Instruments" section, beginning on page 20.

(k)  Foreign Currency Translation

  If a foreign installation's functional currency is the U.S. dollar, then its local currency financial statements are remeasured to U.S. dollars. Remeasurement effects and the results of related hedging transactions are included in other income.

  If a foreign installation's functional currency is its local currency, then its local currency financial statements are translated to U.S. dollars. Translation adjustments, related hedging results and applicable income taxes are included in accumulated translation adjustment within stockholders' equity.

(l)   Income Taxes

  Deferred tax assets and liabilities are determined based on temporary differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in rates is recognized as income or expense in the period that includes the enactment date.

(m) Cash Flow Reporting

  BANK ONE uses the indirect method, which reports cash flows from operating activities by adjusting net income to reconcile to net cash flows from operating activities. Cash and cash equivalents consist of cash and due from banks, whether interest-bearing or not. Net reporting of cash transactions has been used when the balance sheet items consist predominantly of maturities of three months or less, or where otherwise permitted. Other items are reported on a gross basis.

  In 1997 and 1996, $154 million and $45 million, respectively, of the Corporation's 5-3/4% Cumulative Convertible Preferred Stock, Series B, were converted into common stock. See Note 10, on page 40, for more details.

  Loans transferred to other real estate were $169 million, $107 million and $109 million in 1997, 1996 and 1995, respectively.

  In 1997 and 1995, a noncash transfer of $3.6 billion and $10.1 billion, respectively, attributable to reclassifying debt investment securities from held-to-maturity to available-for-sale was made. The decision to reclassify was made in conjunction with the Financial Accounting Standards Board's ("FASB") issuance of an implementation guide.

(n)  Stock-Based Compensation

  In 1996, BANK ONE adopted SFAS No. 123, "Accounting for Stock-Based Compensation." Under the provisions of this Statement, BANK ONE elected to retain its current method of measuring and recognizing costs related to employee stock compensation plans under Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and to disclose the pro forma effect of applying the fair value method contained in SFAS No. 123. Information on BANK ONE's stock-based compensation plans is included in Note 13, beginning on page 45.

(o)  Stock Dividend

  All per share and average share information has been restated for the 10% common stock dividend payable February 26, 1998 to BANC ONE shareholders of record on February 12, 1998.

(p)  New Accounting Pronouncements

  Effective January 1, 1997, BANK ONE adopted SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." SFAS No. 125 requires that after a transfer of financial assets, an entity must recognize the financial and servicing assets controlled and liabilities incurred and derecognize financial assets and liabilities in which control is surrendered or when debt is extinguished. The impact on BANK ONE's consolidated financial position and results of operations was not material.

  In December 1996, the FASB issued SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125." SFAS No. 127 deferred the effective date of SFAS No. 125 related to transfers of financial assets occurring after December 31, 1997, specifically, such transfers involving repurchase agreements, dollar-rolls, securities lending and similar transactions. BANK ONE will adopt SFAS No. 127 as required. The adoption of SFAS No. 127 is not expected to have a material impact on BANK ONE's consolidated statement of position or results of operations.

  Effective December 31, 1997, BANK ONE adopted SFAS No. 128, "Earnings Per Share." The Statement specifies the computation, presentation and disclosure requirements for earnings per share for entities with publicly held common stock. All reported prior period earnings per share information has been restated in accordance with SFAS No. 128.

  In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." This Statement establishes standards for reporting and display of comprehensive income in a full set of general-purpose financial statements. BANK ONE will be required to adopt this Statement as of January 1, 1998.

  In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This Statement requires certain disclosures about an entity's operating segments in annual and interim financial reports. It also requires certain related disclosures about products and services, geographic areas and major customers. The segment and other information disclosures are required for the year ended December 31, 1998.

  In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." SFAS No. 132 is effective for fiscal years beginning after December 15, 1997. SFAS No. 132 supersedes the disclosure requirements in SFAS No. 87, "Employers' Accounting for Pensions," No.88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," and No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." SFAS No. 132 addresses disclosure only. As a result, SFAS No. 132 will have no impact on BANK ONE's consolidated financial position or results of operations.

  In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 is effective for fiscal years beginning after December 15, 1998. BANK ONE is in the process of estimating the impact of SOP 98-1 on its consolidated statement of position and results of operations.

NOTE 2 -- BANC ONE CORPORATION Merger with First Chicago NBD Corporation

  On October 2, 1998, BANC ONE CORPORATION ("BANC ONE") and First Chicago NBD Corporation ("First Chicago NBD") were each merged into a new company BANK ONE CORPORATION ("BANK ONE"). Each share of BANC ONE common stock was converted into one share of common stock of BANK ONE. Each share of common stock of First Chicago NBD was converted into 1.62 shares of BANK ONE common stock. In aggregate, 291 million shares of First Chicago NBD were converted into 471 million shares of BANK ONE. Each share of preferred stock of First Chicago NBD outstanding immediately prior to the merger was converted into one share of a series of corresponding preferred stock of BANK ONE with substantially the same terms.

  Previously reported financial information for BANC ONE and First Chicago NBD is shown in the table below.

(In millions)                      1997           1996           1995
                                   ----           ----           ----
Revenue
BANC ONE...................     $13,219        $12,099        $10,363
First Chicago NBD..........      10,098         10,117         10,681

Net Income
BANC ONE...................     $ 1,306        $ 1,673        $ 1,445
First Chicago NBD..........       1,525          1,436          1,150

  To conform with consistent methods of accounting, certain reclassifications of certain revenue and expense items were made. In addition, the accounting treatment for the postretirement transition obligation identified with the implementation of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," has been conformed. The December 31, 1994, balance of retained earnings was decreased by $70 million to reflect a consistent up-front recognition of the postretirement transition obligation. Noninterest expense was reduced by $6 million and net income was increased by $4 million for each year presented.

NOTE 3 -- Other Acquisitions

  On June 12, 1998, the Corporation completed its acquisition of First Commerce Corporation ("First Commerce") located in New Orleans, Louisiana, resulting in the issuance of approximately 56 million shares of the Corporation's common stock valued at $3.5 billion for all the outstanding shares of First Commerce common stock, in a tax-free exchange. First Commerce was a multi-bank holding company with total assets of approximately $9.3 billion and stockholders' equity of approximately $805 million at June 12, 1998. The acquisition was accounted for as a pooling of interests and, therefore, these consolidated financial statements have been restated for all periods presented to include the results of operations, financial position and changes in cash flows of First Commerce.

  On June 27, 1997, the Corporation completed its acquisition of First USA, Inc. ("First USA"). The Corporation issued approximately 163 million shares of the Corporation's common stock for all the outstanding common stock of First USA in a tax-free exchange. First USA, a financial service company specializing in the credit card business, had $24.6 billion in managed credit card receivables and
17.8 million cardholders at June 27, 1997 compared to $22.2 billion in managed credit card receivables and 15.9 million card holders at December 31, 1996. First USA had total assets of $10.9 billion and $10.3 billion at June 30, 1997 and December 31, 1996, respectively and stockholders' equity of $1.2 billion at both June 27, 1997 and December 31, 1996. The acquisition was accounted for as a pooling of interests and therefore, these consolidated financial statements have been restated for all periods presented to include the results of operations, financial position and changes in cash flows of First USA. First USA had a June 30 fiscal year end and, therefore, adjustments have been made to conform First USA's year-end to BANK ONE's calendar year-end. These adjustments did not have a material impact on the consolidated financial statements.

  On June 1, 1997, the Corporation acquired all of the outstanding shares of Liberty Bancorp, Inc. ("Liberty"), a multi-bank holding company headquartered in Oklahoma City, Oklahoma, in exchange for 11.9 million shares of the Corporation's common stock valued at $483 million. The acquisition was accounted for as a purchase. Excess cost over net assets purchased of $267 million was recognized in the second quarter of 1997 and is being amortized over 25 years using the straight-line method. Liberty had $2.9 billion in assets at May 31, 1997, and 29 banking offices primarily in Oklahoma City and Tulsa. The pro forma effect on prior-period results of operations is not significant.

  On January 2, 1996, the Corporation acquired all of the outstanding shares of Premier Bancorp, Inc. ("Premier") of Baton Rouge, Louisiana, in exchange for 24 million shares of the Corporation's common stock valued at $711 million. The acquisition was accounted for as a purchase. Goodwill of $263 million was recognized and is being amortized over 25 years using the straight-line method. Premier had assets of $6.3 billion at December 31, 1995. The pro forma effect on prior-period results of operations is not significant.

  On December 1, 1995, First Chicago Corporation ("First Chicago") merged with and into NBD Bancorp, Inc. ("NBD"), with the combined company renamed First Chicago NBD Corporation. In aggregate, 87.1 million shares of First Chicago common stock were converted into 157.7 million shares of First Chicago NBD. Each share of NBD remained outstanding and represented one share of First Chicago NBD. The merger was accounted for as a pooling of interests.

  In July 1995, the Corporation consummated its merger with Deerbank Corporation, a $766 million thrift holding company located in Deerfield, Illinois. The merger was accounted for as a purchase. The purchase price of $106 million was funded by the issuance of 5.3 million shares of the Corporation's common stock.

  In January 1995, the Corporation consummated its merger with AmeriFed Financial Corp., a thrift holding company located in Joliet, Illinois, with total assets of $910 million. The purchase price of $148 million was funded by the issuance of 8.4 million shares of the Corporation's common stock. The merger was accounted for as a purchase.

NOTE 4 -- Merger-Related and Restructuring Charges

  In 1997, BANK ONE identified one-time restructuring charges and merger-related costs associated with the First USA merger of $467 million ($329 million after tax), of which $337 million was recorded as a restructuring charge and $130 million was recorded as additional provision for credit losses.

  The restructuring charge associated with the First USA merger totaled $241 million and consisted of: employee benefits, severance and stock option vesting costs; professional services costs; premiums to redeem preferred securities of subsidiary trust; asset-related write-downs and other merger-related costs.

  The remaining $96 million restructuring charge related to costs associated with strategic initiatives to streamline the retail center delivery structure by consolidating approximately 200 banking centers and the termination of the Strategic Banking System, a retail banking system.

  The $130 million additional provision for credit losses primarily reflects the reclassification of $2 billion of credit card loans previously classified as held for sale to the loan and lease portfolio in connection with the effort to consolidate the BANC ONE and First USA credit card master trusts, as well as an additional provision to align the credit card charge-off policies of BANK ONE and First USA.

  In 1995, merger-related charges were $267 million of which $225 million were direct merger and restructuring related charges associated with the merger of First Chicago Corporation and NBD Corporation. An additional $42 million was recorded associated with the conforming of accounting practices between the two companies. The effect of conforming these practices was not material to the Corporation's financial statements.

  At December 31, 1997, the remaining balances of these restructuring reserves were not material.

NOTE 5 -- Investment Securities

  The amortized cost and estimated fair value of available-for-sale and held-to-maturity securities and the related unrealized gains and losses were as follows:

                                            --------------------------------------------------------------------
                                                          Investment Securities - Held-to-Maturity
                                            --------------------------------------------------------------------
                                            Amortized Cost   Gross Unrealized   Gross Unrealized
December 31, 1997 (In millions)              (Book Value)         Gains              Losses          Fair Value
                                            --------------   ----------------   ----------------    ------------
States and political subdivisions........      $   451           $    27              $  6            $   472
All Other................................          334                 3                 9                328
                                               -------           -------              ----            -------
  Total..................................      $   785           $    30              $ 15            $   800
                                               =======           =======              ====            =======
                                            --------------------------------------------------------------------
                                                         Investment Securities - Available-for-Sale
                                            --------------------------------------------------------------------
                                                             Gross Unrealized   Gross Unrealized     Fair Value
                                            Amortized Cost        Gains              Losses         (Book Value)
                                            --------------   ----------------   ----------------    ------------
U.S. Treasury............................      $ 7,829           $   104              $ 13            $ 7,920
U.S. government agencies.................        8,543               134                33              8,644
States and political subdivisions........        1,893                63                 1              1,955
Other debt securities....................        4,951                21                23              4,949
Equity securities (1)(2).................        1,654               176                44              1,786
                                               -------           -------              ----            -------
  Total..................................      $24,870           $   498              $114            $25,254
                                               =======           =======              ====            =======
                                            --------------------------------------------------------------------
                                                          Investment Securities - Held-to-Maturity
                                            --------------------------------------------------------------------
                                            Amortized Cost   Gross Unrealized   Gross Unrealized
December 31, 1996 (In millions)              (Book Value)         Gains              Losses          Fair Value
                                            --------------   ----------------   ----------------    ------------
States and political subdivisions........      $   689           $    35              $  6            $   718
All Other................................        3,709                12                10              3,711
                                               -------           -------              ----            -------
  Total..................................      $ 4,398           $    47              $ 16            $ 4,429
                                               =======           =======              ====            =======
                                            --------------------------------------------------------------------
                                                         Investment Securities - Available-for-Sale
                                            --------------------------------------------------------------------
                                                             Gross Unrealized   Gross Unrealized     Fair Value
                                            Amortized Cost        Gains         Losses              (Book Value)
                                            --------------   ----------------   ----------------    ------------
U.S. Treasury............................      $ 8,380           $    46              $ 37            $ 8,389
U.S. government agencies.................        8,731               109                46              8,794
States and political subdivisions........        2,307                81                 5              2,383
Other debt securities....................        2,577                16                31              2,562
Equity securities (1)(2).................        1,296               191                71              1,416
                                               -------           -------              ----            -------
  Total..................................      $23,291           $   443              $190            $23,544
                                               =======           =======              ====            =======

------------
(1) The fair values of certain securities for which market quotations were not available were estimated. In addition, the fair values of certain securities reflect liquidity and other market-related factors.
(2) Includes investments accounted for at fair value, in keeping with specialized industry practice.

  The maturity distribution of debt investment securities is shown below. The distribution of mortgage-backed securities and collateralized mortgage obligations is based on average expected maturities. Actual maturities may differ because issuers may have the right to call or prepay obligations.

December 31, 1997 (In millions)                    Available-for-Sale           Held-to-Maturity
                                            ---------------------------------   --------------------------------
                                            Amortized Cost      Fair Value      Amortized Cost       Fair Value
                                            --------------      ----------      --------------       ----------
Due in one year or less..................      $ 2,816           $ 2,794              $296            $   298
Due after one year through five years....        7,239             7,312               315                331
Due after five years through ten years...        4,429             4,518                74                 72
Due after ten years......................        8,732             8,844               100                 99
                                               -------           -------              ----            -------
                                               $23,216           $23,468              $785            $   800
                                               =======           =======              ====            =======

NOTE  6 -- Loans

  Following is the composition of loans included in the supplemental consolidated balance sheet as of December 31, 1997 and 1996:

(In millions)                                                                                1997                    1996
                                                                                           --------                ---------
Commercial
 Domestic
   Commercial....................................................................          $ 49,033                $ 45,384
   Real estate
     Construction................................................................             4,639                   4,387
     Other.......................................................................            16,545                  16,016
   Lease financing...............................................................             3,962                   3,665
 Foreign.........................................................................             5,127                   4,160
                                                                                           --------                --------
         Total commercial........................................................            79,306                  73,612

Consumer
 Residential real estate.........................................................            15,221                  14,862
 Home equity.....................................................................            12,867                  12,079
 Automotive......................................................................            17,998                  17,293
 Student.........................................................................             3,219                   3,304
 Other...........................................................................             8,303                   7,491
                                                                                           --------                --------
         Total consumer..........................................................            57,608                  55,029
Credit Card......................................................................            22,665                  24,855
                                                                                           --------                --------
         Total loans.............................................................           159,579                 153,496
         Less: Allowance for credit losses.......................................             2,817                   2,687
                                                                                           --------                --------
         Total loans, net........................................................          $156,762                $150,809
                                                                                           ========                ========

  BANK ONE's primary goal in managing credit risk is to minimize the impact of default by an individual borrower or group of borrowers. As a result, BANK ONE strives to maintain a loan portfolio that is diverse in terms of loan type, industry, borrower and geographic concentrations. As of December 31, 1997 and 1996, there were no significant loan concentrations with any single borrower, industry or geographic segment.

  Loans available for sale, excluding credit card loans, at December 31, 1997 and 1996, totaled $1.4 billion and $1.0 billion, respectively.

NOTE  7 -- Allowance for Credit Losses

  Changes in the allowance for credit losses for the three years ended December 31, 1997, were as follows:

(In millions)                                                             1997                1996                 1995
                                                                         -------             -------              -------
Balance, beginning of year........................................       $ 2,687             $ 2,422              $ 2,192
Additions (deductions)
 Charge-offs......................................................        (2,397)             (1,927)              (1,125)
 Recoveries.......................................................           510                 405                  357
                                                                         -------             -------              -------
 Net charge-offs..................................................        (1,887)             (1,522)                (768)
 Provision for credit losses......................................         1,988               1,716                1,067
Other.............................................................            29                  71                  (69)
                                                                         -------             -------              -------
Balance, end of year..............................................       $ 2,817             $ 2,687              $ 2,422
                                                                         =======             =======              =======

  The allowance for credit losses is based on a formal review and analysis of potential credit losses including an evaluation of impaired loans under SFAS Nos. 114 and 118, "Accounting by Creditors for Impairment of a Loan" and "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures."

  A loan is considered impaired when it is probable that all principal and interest amounts due will not be collected in accordance with its contractual terms. Certain loans, such as loans carried at the lower of cost or fair value or small-balance homogeneous loans (e.g., credit card and installment credit) are exempt from impairment determinations. Impairment is recognized to the extent that the recorded investment of an impaired loan or pool of loans exceeds its value either based on the loan's underlying collateral or the calculated present value of projected cash flows discounted at the contractual interest rate. Loans having a significant recorded investment are measured on an individual basis, while loans not having a significant recorded investment are grouped and measured on a pool basis.

  The following tables summarize impaired loan information.

(In millions)                                                                 December 31,
                                                                         1997             1996
                                                                        ------           ------
Impaired loans with related allowance.............................       $ 380            $ 366
Impaired loans with no related allowance (1)......................         193              108
                                                                         -----            -----
   Total impaired loans...........................................       $ 573            $ 474
                                                                         =====            =====
Allowance on impaired loans.......................................       $  84            $  75
                                                                         =====            =====

(1) Impaired loans for which the discounted cash flows, collateral value or market price equals or exceeds the carrying value of the loan do not require an allowance under SFAS No. 114.

(In millions)                                                             1997              1996              1995
                                                                         -----              -----             -----
Average impaired loans............................................       $ 534              $ 582             $ 521
Interest income recognized on impaired loans......................          29                 23                22
Cash basis interest income on impaired loans......................          29                 23                20

  Interest payments on impaired loans are typically applied to principal unless collectability of the principal amount is fully assured, in which case interest is recognized on a cash basis. Interest may be recognized on the accrual basis for certain troubled debt restructurings which are included in the impaired loan data above.

NOTE  8 -- Long-term Borrowings

  Long-term debt consists of borrowings having an original maturity of greater than one year. Original issue discount and deferred issuance costs are amortized into interest expense over the terms of the related notes. Long-term debt at December 31, 1997 and 1996, was as follows:

                                                                          Effective
(In millions)                                                             Rate (1)     1997       1996
                                                                          ---------   -------    -------
Parent Company
Subordinated debt
   9% notes due 1999....................................................       8.37%  $   200    $   199
   9-7/8% notes due 2000................................................      10.03        99         99
   9-1/5% notes due 2001................................................       9.20         5          5
   9-1/4% notes due 2001................................................       9.26       100        100
   10-1/4% notes due 2001...............................................      10.30       100        100
   11-1/4% notes due 2001...............................................       8.73        96         96
   7-1/4% notes due 2002 (2)............................................       6.95       347        349
   8-7/8% notes due 2002................................................       6.98       100        100
   8-1/10% notes due 2002...............................................       6.91       200        200
   8-1/4% notes due 2002................................................       6.67       100        100
   8.74% notes due 2003 (2).............................................       8.13       170        170
   7-5/8% notes due 2003................................................       7.67       199        199
   6-7/8% notes due 2003................................................       6.90       200        200
   Floating rate notes due 2003 (3).....................................       5.98       150        149
   7-1/4% debentures due 2004...........................................       7.27       200        200
   Floating rate notes due 2005 (3).....................................       6.25        96         96
   7% notes due 2005....................................................       6.21       297        298
   6-1/8% notes due 2006................................................       6.08       150        149
   7% notes due 2006....................................................       7.05       149        149
   7-1/8% notes due 2007................................................       7.15       199        199
   7-6/10% notes due 2007 (2)...........................................       6.22       397          -
   6-3/8% notes due 2009................................................       5.86       198        198
   9-7/8% equity commitment notes due 2009 (2)..........................      10.11       195        196
   10% notes due 2010...................................................      10.25       198        198
   7-1/2% preferred purchase units due 2023.............................       5.77       150        150
   7-3/4% notes due 2025 (2)............................................       6.54       294        297
   7-5/8% notes due 2026 (2)............................................       6.72       491        496
   8% notes due 2027 (2)................................................       6.54       490          -
   9-7/8% equity commitment notes due 1999..............................       9.90       200        200
Senior debt
   8-1/2% notes due 1998................................................       8.64       100        100
   Medium Term Notes....................................................       5.94     5,015      1,359
   Other................................................................      10.52         1        116
                                                                                      -------    -------
         Total Parent Company...........................................               10,886      6,467
Subsidiaries
   Bank notes, various rates and maturities.............................       5.97     7,597      6,173
   Subordinated 7-3/8% notes due 2002...................................       5.78       149        149
   Subordinated 6-1/4% notes due 2003...................................       6.25       200        200
   Subordinated 6-5/8%-7.65% notes due 2003.............................  6.03-7.52       451        454
   Subordinated 6% notes due 2005.......................................       6.51       148        149
   Subordinated 8-1/4% notes due 2024...................................       7.77       250        250
   8-3/4% notes due 1997-1999...........................................          -         -         10
   Convertible debentures 12-3/4% Series A..............................      12.75        27         27
   Convertible debentures 12-3/4% Series B..............................      12.75        54         54
   Capitalized lease and others, at various rates and maturities........    various       781        482
                                                                                      -------    -------
         Total subsidiaries.............................................                9,657      7,948
                                                                                      -------    -------

         Total long-term debt...........................................              $20,543    $14,415
                                                                                      =======    =======

(1) The effective rate includes amortization of premium or discount. Interest rate swap agreements have been entered into that have altered the stated interest rate for certain of the borrowings to variable interest rates. The effective rates include the impact of these swap agreements at December 31, 1997. The terms to maturity of the swaps are shorter than or equal to the altered borrowings.

(2) The notes are not subject to redemption and impose certain limitations relating to funded debt, liens and the sale or issuance of capital stock of significant bank subsidiaries.

(3) The floating rate notes due in 2003 have an interest rate priced at the greater of 4-1/4% or the three-month LIBOR plus 1/8%. The floating rate notes due in 2005 have an interest rate of the greater of 5-1/4% or the three-month LIBOR rate plus 1/4%.

Aggregate annual repayments of long-term debt at December 31, 1997:

                                                       Total
                                                      -------
  1998..............................................  $ 5,012
  1999..............................................    3,152
  2000..............................................    2,394
  2001..............................................    1,722
  2002..............................................    1,972
  Thereafter........................................    6,291
                                                      -------
    Total...........................................  $20,543
                                                      =======

NOTE 9 -- Guaranteed Preferred Beneficial Interest in the Corporation's Junior Subordinated Debt

  The $1.003 billion of Guaranteed Preferred Beneficial Interest in the Corporation's Junior Subordinated Debt ("Trust Preferred Capital Securities") represents the net proceeds from the issuance of preferred capital securities by First Chicago NBD Institutional Capital A ("the Series A Trust"), First Chicago NBD Institutional Capital B (the "Series B Trust"), and First Chicago NBD Capital I ("the FCNBD Series I Trust") and First USA Capital Trust I. Each of the trusts is a statutory business trust organized for the sole purpose of issuing capital securities and investing the proceeds thereof in junior subordinated debentures of the Corporation ("Junior Subordinated Debt"). The preferred capital securities represent preferred individual beneficial interests in the respective trusts and are subject to mandatory redemption upon repayment of the Junior Subordinated Debt. The common securities of each trust are owned by the Corporation. The Corporation's obligations under the Junior Subordinated Debt and other relevant agreements, in aggregate, constitute a full and unconditional guarantee by the Corporation of each respective trust's obligations under the preferred securities issued by such trust.

  The Series A Trust issued $500 million in aggregate liquidation amount of 7.95% preferred capital securities on December 1, 1996. The sole asset of the Series A Trust is $515 million principal amount of 7.95% Junior Subordinated Debt that will mature on December 1, 2026, and is redeemable prior to maturity at the option of the Corporation on or after December 1, 2006.

  The Series B Trust issued $250 million in aggregate liquidation amount of 7.75% preferred capital securities on December 1, 1996. The sole asset of the Series B Trust is $258 million principal amount of 7.75% Junior Subordinated Debt that will mature on December 1, 2026, and is redeemable prior to maturity at the option of the Corporation on or after December 1, 2006.

  The Series I Trust issued $250 million in aggregate liquidation amount of floating rate preferred capital securities in January 1997. The sole asset of the Series I Trust is $258 million principal amount of floating rate Junior Subordinated Debt of the Corporation, bearing interest at an annual rate equal to three-month LIBOR plus 0.55% that will mature on February 1, 2027, and is redeemable at the option of the Corporation on or after February 1, 2007.

  The First USA Capital Trust I issued $200 million in aggregate liquidation amount of 9.33% preferred capital securities on December 20, 1996. The sole asset of the First USA Capital Trust I was $200 million principal amount of 9.33% Junior Subordinated Debt. In June 1997, the Corporation paid a premium of $36 million to redeem $193 million of those securities.

  The Trust Preferred Capital Securities are tax-advantaged issues and qualify as Tier 1 capital. Distributions on these securities are included in interest expense on long-term debt.

NOTE 10 -- Stock Dividends, Preferred Stock and Convertible Preferred Stock

  On January 20, 1998 and January 23, 1996, the Corporation declared 10% common stock dividends to BANC ONE shareholders of record on February 12, 1998 and February 21, 1996, respectively. Accordingly, all common stock share data have been adjusted to include the effect of the stock dividends.

  The Corporation is authorized to issue 50,000,000 shares of preferred stock, without par value. The Board of Directors is authorized to fix the particular designations, preferences, rights, qualifications and restrictions for each series of preferred stock issued. All preferred shares rank prior to common shares both as to dividends and liquidation, but have no general voting rights. The dividend rate on each of the cumulative adjustable rate series is based on stated value and adjusted quarterly, based on a formula that considers the interest rates for selected short- and long-term U.S. Treasury securities prevailing at the time the rate is set.

                                                      Issued and Outstanding         Carrying Amount
                                                           December 31          December 31 (In millions)
                                           Stated     ----------------------    -------------------------
                                            Value       1997         1996         1997             1996
                                           -------    ---------    ---------      ----             ----
Preferred Stock
  Series B..............................   $   100    1,191,000    1,191,000      $119             $119
  Series C..............................       100      713,800      713,800        71               71
  Series E..............................       625            -      160,000         -              100
  Convertible Series B..................     5,000            -       30,786         -              154
  Series C Convertible..................    No par    2,707,917    4,140,314       136              207
  6-1/4% Mandatory Convertible..........      0.01            -    5,750,000         -

  The minimum, maximum and current dividend rates for individual series of preferred stock are presented in the following table.

                                                Stated         Annual Dividend Rate       Earliest
                                   Shares      Value Per   ---------------------------   Redemption   Redemption
December 31, 1997                Outstanding     Share     Maximum   Minimum   Current      Date       Price (1)
                                 -----------   ---------   -------   -------   -------   ----------   ----------
Cumulative Adjustable Rate
  Series B....................    1,191,000     $100.00     12.00%    6.00%     6.00%        (2)        $100.00
  Series C....................      713,800      100.00     12.50     6.50      6.50         (2)         100.00

------------
(1) Plus accrued and unpaid dividends.
(2) Currently redeemable.

  On January 20, 1998, the Corporation elected to redeem all of the shares of it's Series C Convertible Preferred stock on April 16, 1998 at the redemption price of $51.05 per share plus the amount of any dividends accrued and unpaid. Each of the Series C preferred shares can be converted into 2.121880 shares of the Corporation's common stock and provides for cumulative quarterly dividends at an annual rate of $3.50 per share. The Series C preferred shares have a stated liquidation value of $50 per share plus an amount per share equal to all dividends cumulating or accrued and unpaid thereon to the date of such liquidation. The Series C preferred shares were redeemable by the Corporation beginning April 15, 1995 at an initial call price of $52.10 per share, declining to $50.00 per share on and after March 31, 2001. The redemption price was $51.40 for 1997.

  All shares of the Corporation's 8.45% Cumulative Preferred Stock, Series E ($625 stated value), and the related depositary shares, were redeemed on November 17, 1997, at the price of $25.27 per depositary share, including accrued and unpaid dividends of $0.27 per depositary share.

  The Corporation had 5.75 million shares of 6-1/4% mandatory convertible preferred stock, $.01 par value, at December 31, 1996. Dividends at an annual rate of $1.99 per share on the preferred stock were cumulative and payable quarterly in arrears. The preferred stock had a liquidation value of $31.875 per share and was convertible into .833 shares of the Corporation's common stock. The preferred stock was redeemed by the Corporation on and as of May 2, 1997. All of the mandatory convertible stock was converted into the Corporation's common stock.

  In February 1997, the Corporation announced it would redeem all shares of its 5-3/4% Cumulative Convertible Preferred Stock, Series B ($5,000 stated value), and the related depositary shares, on April 1, 1997. Each such depositary share was convertible into 1.6876 shares of the Corporation's common stock at the option of the holder and, in 1997, approximately 3.1 million depositary shares were converted into approximately 5.2 million shares of common stock. In total, substantially all of the 4.0 million depositary shares had been converted into
6.7 million common shares. Resultant fractional shares were paid in cash. On April 1, 1997, the Corporation redeemed the remaining shares of the Cumulative Convertible Preferred Stock, Series B, at the price of $51.725 per depositary share plus an accrued and unpaid dividend of $0.71875 per depositary share.

NOTE 11 -- Dividends and Capital Restrictions

  Dividends that may be paid by national bank subsidiaries are subject to two statutory limitations. Under the first, dividends cannot exceed the level of undivided profits. In addition, a bank cannot declare a dividend, without regulatory approval, in an amount in excess of its net income for the current year combined with the combined net profits for the preceding two years. State bank subsidiaries may also be subject to limitations on dividend payments. The amount of dividends available from certain nonbank subsidiaries that are subject to dividend restrictions is regulated by the governing agency to which they report.

  Based on these statutory requirements, the bank affiliates could, in the aggregate, have declared additional dividends of up to approximately $1.5 billion without regulatory approval at January 1, 1998. The payment of dividends by any bank may also be affected by other factors, such as the maintenance of adequate capital.

  The bank affiliates are subject to various regulatory capital requirements that may require them to maintain minimum ratios of total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets. Failure to meet minimum capital requirements results in certain actions by bank regulators that could have a direct material effect on the bank affiliates' financial statements. As of December 31, 1997, management believes that each of the bank affiliates meets all capital adequacy requirements to which it is subject and is correctly categorized as well-capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that categorization that management believes have changed the institution's category.

  The actual and required capital amounts and ratios for BANK ONE and its principal banking subsidiaries are presented in the table below.

At December 31, 1997                                                          To Be Categorized
                                                           Actual           Adequately Capitalized
                                                      -----------------     ----------------------
($ in Millions)                                       Capital   Capital     Capital        Capital
                                                      Amount     Ratio      Amount          Ratio
                                                      -------   -------     -------        -------
Risk adjusted capital (to risk weighted assets):
BANK ONE CORPORATION (consolidated)................   $26,958    12.3%      $17,565          8.0%
The First National Bank of Chicago.................     6,006    11.0         4,368          8.0
Bank One, N.A......................................     2,688    10.6         2,026          8.0
Bank One, Texas, N.A...............................     2,348    11.4         1,646          8.0
NBD Bank Michigan..................................     2,881    13.5         1,705          8.0
FCC National Bank..................................     1,471    14.3           825          8.0
Bank One, Arizona, N.A.............................     1,409    10.8         1,045          8.0
First USA Bank.....................................     1,382    13.1           844          8.0

Tier 1 capital (to risk weighted assets):
BANK ONE CORPORATION (consolidated)................    17,958     8.2         8,782          4.0
The First National Bank of Chicago.................     4,207     7.7         2,184          4.0
Bank One, N.A......................................     1,695     6.7         1,013          4.0
Bank One, Texas, N.A...............................     1,507     7.3           823          4.0
NBD Bank Michigan..................................     1,914     9.0           853          4.0
FCC National Bank..................................     1,194    11.6           412          4.0
Bank One, Arizona, N.A.............................       883     6.8           523          4.0
First USA Bank.....................................     1,106    10.5           422          4.0

Tier 1 leverage (to average assets):
BANK ONE CORPORATION (consolidated)................    17,958     7.8         9,181          4.0
The First National Bank of Chicago.................     4,207     7.6         2,207          4.0
Bank One, N.A......................................     1,695     6.9           983          4.0
Bank One, Texas, N.A...............................     1,507     6.8           887          4.0
NBD Bank Michigan..................................     1,914     8.9           864          4.0
FCC National Bank..................................     1,194    12.6           378          4.0
Bank One, Arizona, N.A.............................       883     6.1           579          4.0
First USA Bank.....................................     1,106    12.9           344          4.0

At December 31, 1996

Risk adjusted capital (to risk weighted assets):
BANK ONE CORPORATION (consolidated)................   $27,437    13.6%      $16,177          8.0%
The First National Bank of Chicago.................     5,337    11.2         3,820          8.0
NBD Bank Michigan..................................     3,134    13.5         1,860          8.0
Bank One, Texas, N.A...............................     1,646    10.5         1,259          8.0
First USA Bank.....................................     1,394    23.7           470          8.0
FCC National Bank..................................     1,319    13.5           779          8.0
Bank One, Arizona, N.A.............................     1,297    10.8           965          8.0

Tier 1 capital (to risk weighted assets):
BANK ONE CORPORATION (consolidated)................    19,241     9.5         8,089          4.0
The First National Bank of Chicago.................     3,703     7.8         1,910          4.0
NBD Bank Michigan..................................     2,157     9.3           930          4.0
Bank One, Texas, N.A...............................     1,502     9.5           630          4.0
First USA Bank.....................................     1,170    19.9           235          4.0
FCC National Bank..................................     1,030    10.6           390          4.0
Bank One, Arizona, N.A.............................     1,000     8.3           482          4.0

Tier 1 leverage (to average assets):
BANK ONE CORPORATION (consolidated)................    19,241     8.9         8,619          4.0
The First National Bank of Chicago.................     3,703     7.6         1,959          4.0
NBD Bank Michigan..................................     2,157     9.6           898          4.0
Bank One, Texas, N.A...............................     1,502     7.4           815          4.0
First USA Bank.....................................     1,170    13.4           351          4.0
FCC National Bank..................................     1,030    10.6           388          4.0
Bank One, Arizona, N.A.............................     1,000     7.3           552          4.0

  Federal banking law also restricts each bank subsidiary from extending credit to the Corporation in excess of 10% of the subsidiary's capital stock and surplus, as defined. Any such extensions of credit are subject to strict collateral requirements.

NOTE  12 -- Employee Benefits

(a)  Pension Plans

  BANK ONE has various non-contributory pension plans covering substantially all salaried employees.

  BANK ONE's funding policy is to contribute amounts necessary to meet the funding requirements set forth in the Employee Retirement Income Security Act of 1974, plus such additional amounts as the Corporation determines to be appropriate. The following table sets forth the plans' funded status:

(In millions)                                                                                    1997                   1996
                                                                                                ------                 ------
Accumulated benefits obligation, including vested benefits of $2,196 and $2,144
 in 1997 and 1996, respectively......................................................           $2,220                 $2,100
                                                                                                ------                 ------
Projected benefit obligation for services rendered to date...........................            2,278                  2,310
Plan assets at fair value............................................................            3,195                  2,896
                                                                                                ------                 ------
Excess of plan assets over projected benefit obligation..............................              917                    586
Unrecognized net gain from past experience different from that assumed and effects
 of changes in assumptions...........................................................             (350)                  (174)
Unrecognized prior service cost......................................................              (75)                    81
Unrecognized net transition asset....................................................              (48)                   (61)
                                                                                                ------                 ------

Prepaid pension cost.................................................................           $  444                 $  432
                                                                                                ======                 ======

  Plan assets primarily consist of equity securities and debt securities issued by the U.S. government and its agencies or by corporations. The plan assets include 1.5 million and 1.6 million shares of the Corporation's stock at December 31, 1997 and 1996, respectively, as adjusted for the 10% common stock dividend. The fair value of the Corporation's common stock held as plan assets was $76 million and $60 million at December 31, 1997 and 1996, respectively. Dividends received by the plans on the Corporation's common stock totaled $1 million in 1997 and 1996.

  Net periodic pension cost for 1997, 1996 and 1995, as well as the assumptions used in determining the projected benefit obligation and net periodic pension costs of BANK ONE's pension plans included the following:

(In millions)                                                                   1997           1996           1995
                                                                               -----           -----          -----
Service cost--benefits earned during the period........................        $ 108           $ 117          $  87
Interest cost on projected benefit obligation..........................          182             169            150
Actual return on assets................................................         (474)           (466)          (468)
Net amortization and deferral..........................................          220             233            257
                                                                               -----           -----          -----
Net periodic pension cost..............................................        $  36           $  53          $  26
                                                                               =====           =====          =====
Actuarial assumptions:
  Weighted average discount rate for projected benefit obligation.......        7.00% to        7.00% to        6.50% to
                                                                                  7.25%           7.75%           8.50%
  Weighted average rate of compensation increase........................        5.00% to        5.00% to        5.00% to
                                                                                  5.25%           5.25%           6.00%
  Expected long-term rate of return on plan assets......................        8.00% to        8.00% to        8.00% to
                                                                                  9.50%           9.50%           9.50%

  Accrued pension cost for BANK ONE's nonqualified unfunded supplemental pension plans was $59 million and $73 million, respectively, at December 31, 1997 and 1996 respectively. Such plans have no assets. The assumed rates used in the actuarial computations were the same as those used in the qualified plan computations.

(b) Postretirement Benefits Other Than Pensions

  BANK ONE sponsors postretirement life insurance plans and provides health care benefits for certain retirees and grandfathered employees when they retire. The postretirement life insurance benefit is noncontributory, while the health care benefits are contributory.

  The following table sets forth the status of BANK ONE's postretirement benefit obligation at December 31, 1997 and 1996.

(In millions)                                                                     1997                 1996
                                                                                 -----                -----
Accumulated postretirement benefit obligation:
  Retirees...............................................................        $(154)               $(139)
  Fully eligible active plan participants................................          (25)                 (39)
  Other active plan participants.........................................          (57)                 (53)
                                                                                 -----                -----
Accumulated postretirement benefit obligation in excess of plan assets...         (236)                (231)
Unrecognized net loss (gain).............................................            2                   (8)
Unrecognized prior service cost..........................................            3                    4
                                                                                 -----                -----
Accrued postretirement benefit cost......................................        $(231)               $(235)
                                                                                 =====                =====

  Net periodic cost for postretirement health care and life insurance benefits during 1997, 1996 and 1995 include the following:

(In millions)                                                                  1997             1996                1995
                                                                               ----             ----                ----
Service cost--benefits earned during the period.........................        $ 5              $  6               $  4
Interest cost on accumulated postretirement benefit obligation..........         17                13                 13
Net amortization and deferral...........................................         (6)                -                 13
                                                                                ---               ---               ----
    Net periodic postretirement benefit cost............................        $16               $19               $ 30
                                                                                ===               ===               ====

  The weighted average discount rates used in determining the accumulated postretirement benefit obligation ranged from 7.00 to 7.25% at December 31, 1997 and 7.0 to 7.75% at December 31, 1996.

  For measurement purposes, an annual rate of increase in the range of 7.00% to 8.00% was assumed for 1998 in the cost of covered health care benefits; this range was assumed to decrease gradually to as low as 5.00% in the year 2000 and thereafter. These assumptions have a significant effect on the amounts reported. Increasing the assumed health care cost trend rates by one percentage point in each year would have increased the accumulated postretirement benefit obligation as of December 31, 1997 by $20 million and the aggregate of the service cost and interest cost components of net periodic postretirement benefit cost for 1997 by approximately $1.6 million.

(c)  401(k) Plans

  BANK ONE sponsors various 401(k) plans which cover substantially all of its employees. BANK ONE is required to make contributions to the plans in varying amounts. For 1997, 1996 and 1995, the expense related to these plans was $78 million, $64 million and $47 million, respectively.

NOTE  13 -- Stock Based Compensation

  BANK ONE utilizes several stock-based awards as part of its overall compensation program. In addition, BANK ONE provides employees the opportunity to purchase its shares through various employee stock purchase plans. The compensation cost that has been charged against income for BANK ONE's stock-based compensation plans was $59 million for 1997, $35 million for 1996 and $24 million for 1995. See Note 1(n) on page 32 for BANK ONE's accounting policies relating to stock-based compensation.

  The BANK ONE stock-based compensation plans provide for the granting of awards to purchase common shares and include limits as to the aggregate number of shares available for grants and the total number of shares available for grants of stock awards in any one year.

(a)  Performance Shares

  BANK ONE provides performance-based stock awards for its senior managers. The level of performance shares eventually distributed depends on the achievement of specific performance criteria that are set at the grant date. The ultimate expense attributable to these shares is based on the market value of the shares distributed at the end of the defined performance period. The expense associated with such awards is recognized over the defined performance period.

(b)  Restricted Shares

  Restricted shares granted to key officers at BANK ONE require them to either continue employment for a stated number of years from the grant date before restrictions on the shares are released or more generally place restrictions related to the attainment of specified performance criteria over the restriction period. The market value of the restricted shares as of the date of grant is amortized to compensation expense ratably over the period the shares remain restricted. Holders of restricted stock receive dividends and have the right to vote the shares.

(c) Stock Options and Stock Appreciation Rights (SARs)

  BANK ONE's stock option plans generally provide that the exercise price of any stock option or SAR may not be less than the fair market value of the common stock on the date of grant.

  There are a number of stock option plans and they have distinct provisions. Awards generally vest over a period of three to four years and expense is recognized over the vesting period. Options are not exercisable for at least one year from the date of grant and have a maximum term of eight to twenty years. Some option plans include the right to receive additional options if certain criteria are met. The vesting period for such additional options is six months.

  The following tables summarize stock option and SAR activity for 1997 and 1996, respectively, and provide details of stock options outstanding at December 31, 1997 for BANK ONE:


                                                              1997                               1996
                                                -------------------------------     ------------------------------
                                                                    Wtd. Avg.                           Wtd. Avg.
                                                     Shares         Exercise           Shares           Exercise
(Shares in Thousands)                               and SARs          Price           and SARs           Price
                                                --------------    -------------    --------------    -------------
Outstanding at January 1.......................     45,001            $18.91            43,781           $15.36
Granted........................................     12,251             40.40            14,259            24.90
Exercised......................................    (15,242)            14.84           (11,521)           12.38
Forfeited......................................     (1,161)            29.99            (1,513)           22.20
Expired........................................        (51)            25.21                (5)            8.91
                                                   -------            ------           -------           ------

Outstanding at December 31.....................     40,798            $26.60            45,001           $18.91
                                                   =======            ======           =======           ======

Exerciseable at December 31....................     18,275            $19.31            19,964           $14.28
                                                    ======            ======            ======           ======

                                        Options Outstanding                   Options Exerciseable
                             ------------------------------------------     -------------------------
(Shares in Thousands)           Number                        Wtd. Avg.
                             Outstanding      Wtd. Avg.       Remaining                     Wtd. Avg.
     Range of                  Dec 31,       Exercise       Contractual        Number       Exercise
  Exercise Prices               1997           Price            Life         Exerciseable     Price
  ---------------            -----------     ----------     -----------      ------------   ---------
Less than $2.16..........         703          $ 1.80         4.3 years             703      $ 1.80
$2.16 - $5.13............          27            4.05         3.7                    27        4.05
$5.14 - $11.29...........       1,509            9.09         3.6                 1,493        9.10
$11.30 - $17.25..........       6,207           15.00         5.5                 5,143       14.75
$17.26 - $25.85..........      14,866           22.30         7.2                 8,731       21.52
Greater than $25.86......      17,486           36.90        12.0                 2,178       34.00
                               ------          ------        ----                ------      ------
   Total.................      40,798          $26.60         8.8 years          18,275      $19.31
                               ======          ======         ===                ======      ======

(d)  Employee Stock Purchase Plans

  BANK ONE sponsors various employee stock purchase plans designed to encourage employee stock ownership. BANK ONE does not recognize any compensation expense with respect to these plans. These existing employee stock purchase plans have been assumed by BANK ONE. The general provisions of such plans are as follows:


  One of the existing stock purchase plans allows eligible employees to make deposits to a savings account for two years. The employee then has the option to withdraw their savings in cash or purchase shares of BANK ONE at a fixed, discounted price determined at the beginning of the savings period.

  Another stock purchase plan affords eligible employees the opportunity to purchase and sell shares on the open market at current market prices, with no commission or administrative fees on the purchase of shares.

  Finally, a third existing stock purchase plan allows eligible employees the opportunity to purchase shares at a 15% discount from the current market price.

(e) Pro Forma Costs of Stock-Based Compensation

  The grant date fair values of stock options granted under BANK ONE's various stock option plans and employee stock purchase and savings plan were estimated using the Black-Scholes option-pricing model. This model was developed to estimate the fair value of traded options, which have different characteristics than employee stock options, and changes to the subjective input assumptions can result in materially different fair market value estimates. Therefore, the Black-Scholes model may not necessarily provide a reliable single measure of the fair value of employee stock options and purchase rights.

  The following table summarizes stock-based compensation grants and their related weighted average grant-date fair values for the year ended December 31 for BANK ONE:

                                                                    1997                            1996
                                                        ----------------------------    ------------------------------
                                                                          Wtd. Avg.                       Wtd. Avg.
(Shares in Thousands)                                   Number of          Grant            Number of      Grant
                                                         Shares       Date Fair Value        Shares    Date Fair Value
                                                        ---------     ---------------    ------------  ---------------
Performance shares.................................          642           $36.40               785         $25.00
Restricted shares..................................          953            36.22             1,047          25.39
Stock option plans.................................       12,251             9.65            14,259           5.28
Employee Stock Purchase and Savings Plan (1).......           76             5.73             3,961           3.57

----------------
(1)  Estimated number of shares employees will purchase under the plan.

  The following assumptions were used to determine the Black-Scholes weighted average grant-date fair value of stock option awards and conversions in 1997, 1996 and 1995: (1) expected dividend yields ranged from 0.33% to 5.55%, (2) expected volatility ranged from 17.28% to 32.95%, (3) risk-free interest rates ranged from 5.48% to 7.92%, and (4) expected lives ranged from 3.9 years to 9.0 years.

  The following assumptions were used to determine the Black-Scholes weighted average grant-date fair value of employees' purchase rights under the Employee Stock Purchase and Savings Plan in 1997 and 1996, respectively: (1) expected dividend yields of 2.54% and 3.70%, (2) expected volatility of 22.70% and 18.82%, (3) risk-free interest rates of 5.73% and 6.10%, and (4) expected lives of 1.3 and 2.2 years for 1997 and 1996, respectively.

  Had the compensation cost for BANK ONE's stock-based compensation plans been determined in accordance with the fair value based accounting method provided by SFAS No. 123, the net income and earnings per share implications for the years ended December 31, 1997, 1996 and 1995 would have been as follows:

(In millions, except per-share data)            1997                         1996                        1995
                                      -------------------------    ------------------------     -------------------------
                                          Pro           As             Pro           As             Pro           As
                                       Forma(1)      Reported       Forma(1)      Reported       Forma(1)      Reported
                                      ----------    -----------    ----------    -----------    ----------    -----------
Net income.........................     $2,929         $2,960         $3,210        $3,231         $2,666       $2,675
Net income per common share,
 basic.............................       2.46           2.48           2.63          2.64           2.17         2.17
Net income per common share,
 diluted...........................       2.40           2.43           2.55          2.57           2.12         2.12

----------------

(1) The above pro forma information may not be representative of the pro forma impact in future years.

NOTE 14 -- Income Taxes

  The components of total applicable income tax expense (benefit) in the consolidated income statement for the years ended December 31, 1997, 1996 and 1995, are as follows:


(In millions)                                                                     1997           1996          1995
                                                                                  ----           ----          ----
Income tax expense (benefit):
  Current
   Federal...................................................................    $  826         $1,216        $1,272
   Foreign...................................................................        12             17            27
   State.....................................................................        84            108           153
                                                                                 ------         ------        ------
        Total................................................................       922          1,341         1,452
  Deferred
   Federal...................................................................       488            254           (68)
   State.....................................................................        57             16           (10)
                                                                                 ------         ------        ------
        Total................................................................       545            270           (78)
                                                                                 ------         ------        ------
Applicable income taxes......................................................    $1,467         $1,611        $1,374
                                                                                 ======         ======        ======

  The tax effects of fair value adjustments on securities available-for-sale, foreign currency translation adjustments, and certain tax benefits related to stock options are recorded directly to stockholders' equity. The net tax expense (benefit) recorded directly in stockholders' equity amounted to $(28) million, $9 million and $(31) million in 1997, 1996 and 1995, respectively.

  A summary reconciliation of the differences between applicable income taxes and the amounts computed at the applicable regular federal tax rate of 35% is as follows:


(In millions)                                                           1997                    1996                  1995
                                                                  ----------------       ----------------       ----------------
Statutory tax rate.............................................   $1,549      35.0%      $1,695      35.0%      $1,417      35.0%
Increase (reduction) resulting from:
   State income taxes, net of federal income tax benefit.......       92       2.1           81       1.7           93       2.3
   Tax exempt interest.........................................      (88)     (2.0)         (98)     (2.0)        (115)     (2.8)
   Other, net..................................................      (86)     (2.0)         (67)     (1.4)         (21)     (0.6)
                                                                  ------      ----       ------      ----       ------      ----
Applicable income taxes........................................   $1,467      33.1%      $1,611      33.3%      $1,374      33.9%
                                                                  ======      ====       ======      ====       ======      ====

  A net deferred tax liability is included in other liabilities in the consolidated balance sheet as a result of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their related tax bases. The components of the net deferred tax liability as of December 31, 1997 and 1996, are as follows:


(In millions)                                                1997    1996
                                                            ------  ------
Deferred tax liabilities
   Deferred income on lease financing.....................  $2,294  $1,775
   Appreciation on equity security investments............      47     123
   Prepaid pension costs..................................     117     145
   Securitizations of credit card receivables.............     227       -
   Other..................................................     638     361
                                                            ------  ------
   Gross deferred tax liabilities.........................   3,323   2,404
Deferred tax assets
   Allowance for credit losses............................   1,032     992
   Securitization of credit card receivables..............       -       3
   Other..................................................     588     529
                                                            ------  ------
   Gross deferred tax assets..............................   1,620   1,524
   Valuation allowance....................................       -       -
                                                            ------  ------
   Gross deferred tax assets, net of valuation allowance..   1,620   1,524
                                                            ------  ------
   Net deferred tax liability.............................  $1,703  $  880
                                                            ======  ======


NOTE 15 -- Lease Commitments

  The Corporation has entered into a number of operating and capitalized lease agreements for premises and equipment. The minimum annual rental commitments under these leases are shown below.


(In millions)
1998............................            $  271
1999............................               240
2000............................               194
2001............................               164
2002............................               142
2003 and Thereafter.............               815
                                            ------
                                            $1,826
                                            ======

  Occupancy expense has been reduced by rental income from premises leased to others in the amount of $107 million in 1997, $71 million in 1996, and $76 million in 1995. Rental expense under operating leases approximated $320 million in 1997, $310 million in 1996, and $315 million in 1995.


NOTE 16 -- Financial Instruments with Off-Balance-Sheet Risk

  In the normal course of business, the Corporation is a party to financial instruments containing credit and/or market risks that are not required to be reflected in a balance sheet. These financial instruments include credit-related instruments as well as certain derivative instruments. The Corporation's risk management policies monitor and limit exposure to credit, liquidity and market risks.

  The following disclosures represent the Corporation's credit exposure, assuming that every counterparty to financial instruments with off-balance-sheet credit risk fails to perform completely according to the terms of the contracts, and that the collateral and other security, if any, proves to be of no value to the Corporation.

  This note does not address the amount of market losses the Corporation would incur if future changes in market prices make financial instruments with off-balance-sheet market risk less valuable or more onerous. The measurement of market risk is meaningful only when all related and offsetting on- and off-balance-sheet transactions are aggregated, and the resulting net positions are identified.

(a)  Collateral and Other Security Arrangements

  The credit risk of both on- and off-balance-sheet financial instruments varies based on many factors, including the value of collateral held and other security arrangements. To mitigate credit risk, the Corporation generally determines the need for specific covenant, guarantee and collateral requirements on a case-by-case basis, depending on the nature of the financial instrument and the customer's creditworthiness. The Corporation may also receive comfort letters and oral assurances. The amount and type of collateral held to reduce credit risk varies but may include real estate, machinery, equipment, inventory and accounts receivable, as well as cash on deposit, stocks, bonds and other marketable securities that are generally held in the Corporation's possession or at another appropriate custodian or depository. This collateral is valued and inspected on a regular basis to ensure both its existence and adequacy. Additional collateral is requested when appropriate.

(b)  Credit-Related Financial Instruments

  The table below summarizes credit-related financial instruments, including both commitments to extend credit and letters of credit.


December 31 (In billions)                                                                           1997             1996
                                                                                                 ----------        ----------
Unused loan commitments.......................................................................       $ 99.2            $ 87.0
Unused credit card lines......................................................................        221.1             202.1
Commercial letters of credit..................................................................          1.1               1.0
Standby letters of credit and foreign office guarantees.......................................         12.9              10.8

  Since many of the unused commitments are expected to expire unused or be only partially used, the total amount of unused commitments in the preceding table does not necessarily represent future cash requirements.

  Loan commitments are agreements to make or acquire a loan or lease as long as the agreed-upon terms (e.g., expiry, covenants or notice) are met. The Corporation's commitments to purchase or extend loans help its customers meet their liquidity needs. Credit card lines allow customers to use a credit card to buy goods or services and to obtain cash advances. However, the Corporation has the right to change or terminate any terms or conditions of the credit card account.

  Commercial letters of credit are issued or confirmed to ensure payment of customers' payables or receivables in short-term international trade transactions. Generally, drafts will be drawn when the underlying transaction is consummated as intended. However, the short-term nature of this instrument serves to mitigate the risk associated with these contracts.

  Standby letters of credit and foreign office guarantees are issued in connection with agreements made by customers to counterparties. If the customer fails to comply with the agreement, the counterparty may enforce the standby letter of credit or foreign office guarantee as a remedy. Credit risk arises from the possibility that the customer may not be able to repay the Corporation for standby letters of credit or foreign office guarantees. At December 31, 1997 and 1996, standby letters of credit and foreign office guarantees had been issued for the following purposes.


December 31 (In millions)                         1997             1996
                                               ----------       ----------
Financial....................................    $10,831          $ 9,123
Performance..................................      2,100            1,637
                                                 -------          -------

   Total (1).................................    $12,931          $10,760
                                                 =======          =======
-------------------
  (1) Includes $1.2 billion and $1.0 billion participated to other institutions at December 31, 1997 and December 31, 1996, respectively.


  At December 31, 1997, $10.4 billion of standby letters of credit and foreign office guarantees was due to expire within three years and $2.5 billion was to expire after three years.

(c)  Derivative Financial Instruments

  The Corporation enters into a variety of derivative financial instruments in its trading, asset and liability management, and corporate investment activities. These instruments offer customers protection from rising or falling interest rates, exchange rates, equity prices and commodity prices. They can either reduce or increase the Corporation's exposure to such changing rates or prices.

  Following is a brief description of such derivative financial instruments.

  . Interest rate forward and futures contracts represent commitments either to purchase or sell a financial instrument at a specified future date for a specified price, and may be settled in cash or through delivery.

  . An interest rate swap is an agreement in which two parties agree to exchange, at specified intervals, interest payment streams calculated on an agreed-upon notional principal amount with at least one stream based on a specified floating rate index.

  . Interest rate options are contracts that grant the purchaser, for a premium payment, the right either to purchase or sell a financial instrument at a specified price within a specified period of time or on a specified date from the writer of the option.

  . Interest rate caps and floors are contracts with notional principal amounts that require the seller, in exchange for a fee, to make payments to the purchaser if a specified market interest rate exceeds the fixed cap rate or falls below the fixed floor rate on specified future dates.

  . Forward rate agreements are contracts with notional principal amounts that settle in cash at a specified future date based on the differential between a specified market interest rate and a fixed interest rate.

  . Foreign exchange contracts represent swap, spot, forward, futures and option contracts to exchange currencies.

  . Equity price contracts represent swap, forward, futures, cap, floor and option contracts that derive their value from underlying equity prices.

  . Commodity price contracts represent swap, futures, cap, floor and option contracts that derive their value from underlying commodity prices.

  The Corporation's objectives and strategies for using derivative financial instruments for structural interest rate risk management and foreign exchange risk management are discussed on pages 12 to 15.

  Balance sheet exposure for derivative financial instruments includes the amount of recognized gains in the market valuation of those contracts. Those amounts fluctuate as a function of maturity, interest rates, foreign exchange rates, equity prices and commodity prices.

  The credit risk associated with exchange-traded derivative financial instruments is limited to the relevant clearinghouse. Options written do not expose the Corporation to credit risk, except to the extent of the underlying risk in a financial instrument that the Corporation may be obligated to acquire under certain written put options. Caps and floors written do not expose the Corporation to credit risk.

  On some derivative financial instruments, the Corporation may have additional risk. This is due to the underlying risk in the financial instruments that the Corporation may be obligated to acquire, or the risk that the Corporation will deliver under a contract but the customer will fail to deliver the countervailing amount. The Corporation believes its credit and settlement procedures minimize these risks.

  Not all derivative financial instruments have off-balance-sheet market risk. Market risk associated with options purchased and caps and floors purchased is recorded in the balance sheet.

  The tables on page 21 report the Corporation's gross notional principal or contractual amounts of derivative financial instruments as of December 31, 1997 and December 31, 1996. These instruments include swaps, forwards, spot, futures, options, caps, floors, forward rate agreements, and other conditional and exchange contracts. The amounts do not represent the market or credit risk associated with these contracts, as previously defined, but rather give an indication of the volume of the transactions.


NOTE 17 -- Fair Value of Financial Instruments

  BANK ONE is required to disclose the estimated fair value of its financial instruments in accordance with SFAS No. 107, "Disclosures about Fair Value of Financial Instruments." These disclosures do not attempt to estimate or represent BANK ONE's fair value as a whole. The disclosure excludes assets and liabilities that are not financial instruments as well as the significant unrecognized value associated with core deposits and credit card relationships.

  Fair value amounts disclosed represent point-in-time estimates that may change in subsequent reporting periods due to market conditions or other factors. Estimated fair value amounts in theory represent the amounts at which financial instruments could be exchanged or settled in a current transaction between willing parties. In practice, however, this may not be the case due to inherent limitations in the methodologies and assumptions used to estimate fair value. For example, quoted market prices may not be realized because the financial instrument may be traded in a market that lacks liquidity; or a fair value derived using a discounted cash flow approach may not be the amount realized because of the subjectivity involved in selecting underlying assumptions, such as projecting cash flows or selecting a discount rate. The fair value amount also may not be realized because it ignores transaction costs and does not include potential tax effects. BANK ONE does not plan to dispose of, either through sale or settlement, the majority of its financial instruments at these estimated fair values.

     The following table summarizes the carrying values and estimated fair values of financial instruments as of December 31, 1997 and 1996.

                                                                     1997                   1996
                                                             Carrying   Estimated   Carrying  Estimated
(In millions)                                                 Value     Fair Value   Value    Fair Value
                                                             --------   ----------  --------  ----------
Financial assets
  Cash and other short term financial instruments (a)...     $ 31,458    $ 31,458   $ 25,185   $ 25,185
  Trading assets (a)....................................        5,246       5,246      5,389      5,389
  Investment securities (b).............................       26,039      26,054     27,942     27,973
  Loans (c).............................................      159,579     162,185    153,496    152,215
  Allowance for credit losses...........................       (2,817)         --     (2,687)        --
                                                             --------    --------   --------   --------
  Loans, net............................................      156,762     162,185    150,809    152,215
  Derivative product assets
  Trading purposes (1)(f)...............................        4,449       4,449      4,895      4,895
  Other than trading purposes (f).......................          174         568        118        252
                                                             --------    --------   --------   --------
  Total derivative product assets.......................        4,623       5,017      5,013      5,147
  Financial instruments in other assets (a).............        4,767       4,767      3,152      3,152
Financial liabilities
  Deposits (d)..........................................     $153,726    $153,981   $145,206   $145,165
  Securities sold but not yet purchased (a).............        2,373       2,373      1,281      1,281
  Other short-term financial instruments (a)............       31,520      31,520     34,034     34,034
  Long-term debt (2)(e).................................       21,546      22,253     15,363     15,590
  Derivative product liabilities
  Trading purposes (1)(f)...............................        4,595       4,595      4,716      4,716
  Other than trading purposes (f).......................           34          95         57        184
                                                             --------    --------   --------   --------
  Total derivative product liabilities..................        4,629       4,690      4,773      4,900
  Financial instruments in other liabilities (a)........        1,271       1,271      1,184      1,184


(1) The estimated average fair values of derivative financial instruments used in trading activities during 1997 were $4.4 billion classified as assets and $4.5 billion classified as liabilities.
(2) Includes trust preferred capital securities.

    Estimated fair values are determined as follows:

(a) Financial Instruments Whose Carrying Value Approximates Fair Value

     A financial instrument's carrying value approximates its fair value when the financial instrument has an immediate or short-term maturity (generally one year or less), or is carried at fair value.

     The estimated fair values of trading securities and securities sold but not yet purchased were generally based on quoted market prices or dealer quotes.

     The majority of commitments to extend credit and letters of credit would result in loans with a market rate of interest, if funded. The fair value of these commitments are the fees that would be charged customers to enter into similar agreements with comparable pricing and maturity. The recorded book value of deferred fee income approximates the fair value.

(b) Investment Securities

     The estimated fair values of securities by type are provided in Note 5, on page 36, to the financial statements. Debt investment securities are based on quoted market prices, when available. If a quoted market price is not available fair value is estimated using quoted market prices for similar securities. See
Note 1(c), on page 30, for the methodologies used to determine the fair value of equity investment securities.

(c) Loans

     The loan portfolio was segmented based on loan type, credit quality and repricing characteristics. For certain variable rate loans with no significant credit concerns and frequent repricing, estimated fair values are based on the carrying values. The fair values of other loans are estimated using discounted cash flow analyses. The discount rates used in these analyses are generally based on the year-end yield curve plus a spread. The spread reflects pricing on loans with similar characteristics. For loans with embedded options that allow for prepayment, such as mortgage loans, prepayment assumptions are factored into the fair value determination based on historical experience and current economic and lending conditions.

(d) Deposits

     The fair value of demand and savings deposits with no defined maturity is the amount payable on demand at the report date. The fair value of fixed-rate time deposits is estimated by discounting the future cash flows to be paid, using the current rates at which similar deposits with similar remaining maturities would be issued. The fair value of floating-rate time deposits is based on carrying value.

(e) Long-Term Debt

     Quoted market prices or the discounted cash flow method was used to estimate the fair value of BANK ONE's fixed-rate long-term debt. Discounting was based on the contractual cash flows and the current rates at which debt with similar terms could be issued. The fair value of floating-rate long-term debt typically is based on carrying value.

(f) Derivative Product Assets and Liabilities

     The estimated fair values of derivative product assets and liabilities used for trading and risk management purposes were based on quoted market prices or pricing and valuation models determined on a present-value basis using current market information.

NOTE 18 -- Related Party Transactions

     Certain executive officers, directors and their related interests are loan customers of the Corporation's affiliates. The Securities and Exchange Commission ("SEC") has determined that, with respect to the Corporation and significant subsidiaries (as defined by the SEC), disclosure of borrowings by directors and executive officers and certain of their related interests should be made if the loans are greater than 5% of stockholders' equity, in the aggregate. These loans in aggregate were not greater than 5% of stockholders' equity at December 31, 1997 or 1996.

NOTE 19 -- Pledged Securities and Contingent Liabilities

     As of December 31, 1997 and 1996, securities having a book value of $32.6 billion and $28.5 billion, respectively, were pledged as collateral for repurchase agreements, off-balance sheet investment products, governmental and trust department deposits in accordance with federal and state requirements and for other purposes required by law.

     The Corporation's bank affiliates are required to maintain average balances with the Federal Reserve Bank. The average required reserve balances were $1.6 billion and $1.9 billion for 1997 and 1996, respectively.

     The Corporation and certain of its affiliates have been named as defendants in various legal proceedings, including certain class actions, arising out of the normal course of business, and the Corporation has received certain tax deficiency assessments. Since the Corporation and certain of its subsidiaries, which are regulated by one or more federal and state regulatory authorities, are the subject of numerous examinations and reviews by such authorities, the Corporation is and will, from time to time, normally be engaged in various disagreements with regulators, related primarily to banking matters. Management believes that liabilities arising from these proceedings, if any, will not have a material adverse effect on the consolidated financial position, liquidity or results of operations of BANK ONE.

NOTE 20 -- Earnings Per Share

  In 1997, the Corporation adopted SFAS No. 128, "Earnings Per Share." As required, all prior periods presented were restated. The Statement replaces primary earnings per share ("EPS") with earnings per common share ("Basic EPS"). Basic EPS is computed by dividing income available to common stockholders by the average number of common shares outstanding for the period.

  The Statement also requires presentation of EPS assuming dilution. The diluted EPS calculation includes shares that may be issued under the Employee Stock Purchase and Savings Plan, outstanding stock options, and common shares that would result from the conversion of convertible preferred stock and convertible debentures. In the diluted calculation, income available to common stockholders is not reduced by preferred stock dividend requirements related to convertible preferred stock, since such dividends would not be paid if the preferred stock were converted to common stock.

(In millions)                                                                          1997        1996        1995
                                                                                       ----        ----        ----
Basic:
  Net Income....................................................................    $ 2,960     $ 3,231     $ 2,675
  Preferred stock dividends.....................................................        (39)        (61)        (70)
                                                                                    -------     -------     -------
  Net income attributable to common stockholders' equity........................    $ 2,921     $ 3,170     $ 2,605
                                                                                    =======     =======     =======

Diluted:
  Net Income....................................................................    $ 2,960     $ 3,231     $ 2,675
  Interest on convertible debentures, net of tax................................          7           6           -
  Preferred stock dividends excluding convertible series B, where applicable....        (19)        (20)        (26)
                                                                                    -------     -------     -------
  Diluted income available to common stockholders...............................    $ 2,948     $ 3,217     $ 2,649
                                                                                    =======     =======     =======
                                                                                       1997        1996        1995
                                                                                       ----        ----        ----
   .............................................................................
Average shares outstanding......................................................      1,176       1,199       1,198
Dilutive Shares:
  Employee Stock Purchase & Savings Plan........................................          2           1           -
  Stock options.................................................................         17          15          12
  Convertible preferred stock...................................................         14          35          38
  Convertible debentures assumed to be converted................................          4           4           -
                                                                                    -------     -------     -------
  Average shares outstanding assuming full dilution.............................      1,213       1,254       1,248
                                                                                    =======     =======     =======

Earnings Per Share:
  Basic.........................................................................    $  2.48     $  2.64     $  2.17
                                                                                    =======     =======     =======
  Diluted.......................................................................    $  2.43     $  2.57     $  2.12
                                                                                    =======     =======     =======

NOTE 21 -- BANK ONE CORPORATION (Parent Company Only)
Condensed Financial Statements

Condensed Balance Sheet

December 31 (In millions)                                                             1997        1996
                                                                                    -------     -------
Assets
Cash and due from banks--bank subsidiaries......................................    $     9     $    46
Interest-bearing due from banks
  Bank subsidiaries.............................................................        843       1,172
  Other.........................................................................          9         249
Trading assets..................................................................          -          67
Investment securities--available-for-sale.......................................         82          83
Loans and receivables--subsidiaries
  Bank subsidiaries.............................................................      4,529       2,169
  Nonbank subsidiaries..........................................................      5,083       3,243
Investment in subsidiaries
  Bank subsidiaries.............................................................     17,193      19,423
  Nonbank subsidiaries..........................................................      4,218       2,503
Other assets....................................................................        312         430
                                                                                    -------     -------
    Total assets................................................................    $32,278     $29,385
                                                                                    =======     =======

Liabilities
Short-term borrowings
  Nonbank subsidiaries..........................................................    $   131     $   135
  Other.........................................................................        726       1,840
Long term debt
   Nonbank subsidiaries.........................................................      1,027         771
   Other........................................................................     10,892       6,667
Other liabilities...............................................................        452         465
                                                                                    -------     -------
    Total liabilities...........................................................     13,228       9,878

Stockholders' equity............................................................     19,050      19,507
                                                                                    -------     -------
    Total liabilities and stockholders' equity..................................    $32,278     $29,385
                                                                                    =======     =======

BANK ONE CORPORATION (Parent Company Only)
Condensed Income Statement

For the Year (In millions)                                                           1997        1996        1995
                                                                                    -------     -------     -------
Operating Income
Dividends
  Bank subsidiaries.............................................................    $ 4,243     $ 2,065     $ 1,815
  Nonbank subsidiaries..........................................................        491         159         114
Interest income
  Bank subsidiaries.............................................................        209         164         169
  Nonbank subsidiaries..........................................................        244         185         170
  Other.........................................................................         44          37          67
Management and other fees from affiliates.......................................        589         181         117
Other income
  Bank subsidiaries.............................................................          -           -           9
  Nonbank subsidiaries..........................................................          -          (2)          1
  Other.........................................................................         19          13           8
                                                                                    -------     -------     -------
    Total.......................................................................      5,839       2,802       2,470

Operating Expense
Interest expense
  Nonbank subsidiaries..........................................................         85          11           4
  Other.........................................................................        708         553         550
Merger-related charges..........................................................          -           -          69
Salaries and employee benefits..................................................        230         139          65
Professional fees and services..................................................        244         148          48
Marketing and development.......................................................         92          38          38
Other expense...................................................................        128         104          97
                                                                                    -------     -------     -------
    Total.......................................................................      1,487         993         871

Income Before Income Taxes and Equity in Undistributed
  Net Income of Subsidiaries....................................................      4,352       1,809       1,599
Applicable income taxes (benefit)...............................................        (73)       (192)       (112)
                                                                                    -------     -------     -------
Income Before Equity in Undistributed Net Income of Subsidiaries................      4,425       2,001       1,711
Equity in undistributed net income of subsidiaries
  Bank subsidiaries.............................................................        320         268         418
  Nonbank subsidiaries..........................................................     (1,785)        962         546
                                                                                    -------     -------     -------
Net income......................................................................    $ 2,960     $ 3,231     $ 2,675
                                                                                    =======     =======     =======

BANK ONE CORPORATION (Parent Company Only)
Condensed Statement of Cash Flows

For the Year (In millions)                                                      1997                   1996                1995
                                                                               -------                -------            --------
Cash Flows from Operating Activities
Net income..............................................................       $ 2,960                $ 3,231             $ 2,675
Adjustments to reconcile net income to net cash provided by operating activities:
  Equity in net income of subsidiaries..................................        (3,199)                (3,333)             (2,836)
  Dividends received from subsidiaries..................................         4,618                  2,147               1,875
  Other noncash adjustments.............................................          (103)                   (86)               (231)
                                                                               -------                -------             -------
  Total adjustments.....................................................         1,316                 (1,272)             (1,192)
                                                                               -------                -------             -------
Net cash provided by operating activities...............................         4,276                  1,959               1,483

Cash Flows from Investing Activities
Net (increase) decrease in loans to subsidiaries........................        (4,186)                  (849)               (463)
Net decrease in resale agreements with bank subsidiary..................             -                      3                  39
Net (increase) decrease in capital investments in subsidiaries..........            33                   (453)                105
Purchase of investment securities--available-for-sale...................          (329)                  (194)                (30)
Proceeds from sales and maturities of investment securities--
 available-for-sale.....................................................           322                    150                 623
Sale of premises and equipment..........................................           (23)                   (70)                (30)
Other, net..............................................................           (27)                     8                  (4)
                                                                               -------                -------             -------
Net cash provided by (used in) investing activities.....................        (4,210)                (1,405)                240

Cash Flows from Financing Activities
Net increase (decrease) in commercial paper and short-term borrowings...        (1,124)                   934                (416)
Proceeds from issuance of long-term debt................................         5,306                  1,993               1,362
Redemption and repayment of long-term debt..............................          (552)                  (492)               (335)
Dividends paid..........................................................        (1,380)                (1,180)             (1,061)
Proceeds from issuance of common and treasury stock.....................            27                     76                  29
Purchase of treasury stock..............................................        (2,789)                (1,479)               (852)
Payment for redemption of preferred stock...............................          (100)                     -                (121)
Other financing activities, net.........................................           (60)                   126                  37
                                                                               -------                -------             -------
Net cash (used in) financing activities.................................          (672)                   (22)             (1,357)

Net increase (decrease) in cash and cash equivalents....................          (606)                   532                 366
Cash and cash equivalents at beginning of year..........................         1,467                    935                 569
                                                                               -------                -------             -------
Cash and cash equivalents at end of year................................       $   861                $ 1,467             $   935
                                                                               =======                =======             =======

Other Cash Flow Disclosures
Interest paid...........................................................       $   752                $   555             $   523
Income tax payment (receipt)............................................           122                    383                 265

  In connection with issuances of commercial paper, the Corporation has an agreement providing future credit availability (back-up lines of credit) with non-affiliated banks. The agreements aggregated $2.3 billion at December 31, 1997. The commitment fee paid under these agreements was .08%. The back-up lines of credit, together with overnight money market loans, short-term investments and other sources of liquid assets, exceeded the amount of commercial paper issued at December 31, 1997.

                   Report of Independent Public Accountants


To the Stockholders and Board of Directors of BANK ONE CORPORATION:


  We have audited the accompanying supplemental consolidated balance sheets of BANK ONE CORPORATION (a Delaware corporation) and subsidiaries as of December 31, 1997 and 1996, and the related supplemental consolidated statements of income, stockholders' equity and cash flows for each year in the three-year period ended December 31, 1997. The supplemental consolidated statements give retroactive effect to the merger of First Chicago NBD Corporation and BANC ONE CORPORATION on October 2, 1998, which has been accounted for as a pooling of interests as described in Note 2. These financial statements are the responsibility of BANK ONE CORPORATION's management. Our responsibility is to express an opinion of these supplemental financial statements based on our audits.

  We have previously audited the consolidated financial statements of First Chicago NBD Corporation and subsidiaries included in the supplemental consolidated financial statements of BANK ONE CORPORATION and issued our report thereon dated January 15, 1998. We did not audit the consolidated financial statements of BANC ONE CORPORATION included in the supplemental consolidated financial statements of BANK ONE CORPORATION, which statements reflect total assets, total income and net income constituting 48 percent, 55 percent and 44 percent, respectively, in 1997; 50 percent, 53 percent, and 52 percent, respectively, in 1996; and 48 percent and 54 percent of total income and net income in 1995, of the related supplemental consolidated totals. These statements were audited by other auditors whose report thereon dated February 12, 1998, has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for BANC ONE CORPORATION, is based solely upon the report of the other auditors.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

  In our opinion, based upon our audits and the report of the other auditors, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of BANK ONE CORPORATION and its subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, after giving retroactive effect to the merger of First Chicago NBD Corporation and BANC ONE CORPORATION as described in Note 2, in conformity with generally accepted accounting principles.



Chicago, Illinois,
October 6, 1998

                 Supplemental Selected Statistical Information

                     BANK ONE CORPORATION and Subsidiaries


Securitization of Credit Card Receivables

  BANK ONE continues to service credit card accounts even after receivables are securitized. Net interest income and certain fee revenue on the securitized portfolio are not recognized; however, these are offset by servicing fees as well as by lower provisions for credit losses.

  For analytical purposes only, the following table shows income statement line items adjusted for the net impact of securitization of credit card receivables.

                                                                                          1997
                                                                ----------------------------------------------------------
                                                                                        Credit Card
(In millions)                                                        Reported         Securitizations          Managed
                                                                ----------------     -----------------     ---------------
Net interest income--tax-equivalent basis....................        $  9,488             $ 3,214             $ 12,702
Provision for credit losses..................................           1,988               2,011                3,999
Noninterest income...........................................           6,825              (1,197)               5,628
Noninterest expense..........................................           9,740                   6                9,746
Net income...................................................           2,960                   -                2,960

Total average loans..........................................         155,926              31,992              187,918
Total average earning assets.................................         202,334              33,086              235,420
Net interest margin..........................................            4.69%               9.71%                5.40%
Delinquency and charge-off rates:
Credit card delinquencies over 30 days as
     a percentage of ending credit loan balances.............            4.61%               5.07%                4.90%
Credit card delinquencies over 90 days as
     a percentage of ending credit loan balances.............            1.94%               2.22%                2.11%
Net credit card charge-offs as a percentage of
     average credit card balances............................            6.03%               6.29%                6.18%

                                                                                             1996
                                                                  ----------------------------------------------------------
                                                                                          Credit Card
(In millions)                                                          Reported         Securitizations          Managed
                                                                  ----------------     -----------------     ---------------
Net interest income--tax-equivalent basis....................        $  9,301               $ 2,494              $ 11,795
Provision for credit losses..................................           1,716                 1,456                 3,172
Noninterest income...........................................           6,110                (1,049)                5,061
Noninterest expense..........................................           8,681                   (11)                8,670
Net income...................................................           3,231                     -                 3,231

Total average loans..........................................         146,094                26,533               172,627
Total average earning assets.................................         200,259                27,162               227,421
Net interest margin..........................................            4.64%                 9.18%                 5.19%
Delinquency and charge-off rates:
Credit card delinquencies over 30 days as
     a percentage of ending credit loan balances.............            4.59%                 5.27%                 4.96%
Credit card delinquencies over 90 days as
     a percentage of ending credit loan balances.............            1.89%                 2.21%                 2.07%
Net credit card charge-offs as a percentage of
     average credit card balances............................            4.86%                 5.63%                 5.28%


Loans 90 Days or More Past Due and Still Accruing Interest

  Loans that were 90 or more days past due and still accruing interest total $994 million, $918 million, $628 million, $439 million at December 31, 1997, 1996, 1995 and 1994.

Allocated Allowance for Credit Losses

  While the allowance for credit losses is available to absorb credit losses in the entire portfolio, the tables below present an estimate of the allowance for credit losses allocated by loan type and the percentage of loans in each category to total loans.

December 31 (Dollars in millions)             1997                   1996                     1995                     1994
                                             ------                 ------                   ------                   ------

Commercial...........................        $1,353                 $1,330                   $1,373                   $1,354
Consumer.............................           561                    377                      298                      292
Credit Card..........................           903                    980                      751                      546
                                             ------                 ------                   ------                   ------
                     Total...........        $2,817                 $2,687                   $2,422                   $2,192
                                             ======                 ======                   ======                   ======

Percentage of loans to total loans
Commercial...........................            50%                    48%                      48%                      48%
Consumer.............................            36                     36                       36                       38
Credit Card..........................            14                     16                       16                       14
                                             ------                 ------                   ------                   ------
                     Total...........           100%                   100%                     100%                     100%
                                             ======                 ======                   ======                   ======

Short-Term Borrowings

     Borrowings with original maturities of one year or less are classified as short-term. The following is a summary of short-term borrowings for the two years ended December 31:

(Dollars in millions)                                          1997      1996
                                                              ------    ------
Federal funds purchased
  Outstanding at year-end................................... $ 8,361   $11,462
  Weighted average rate at year-end.........................    6.08%     5.85%
  Daily average outstanding for the year.................... $ 8,819   $ 9,411
  Weighted average rate for the year........................    5.50%     5.67%
  Highest outstanding at any month-end...................... $ 9,317   $11,462

Securities under repurchase agreements
  Outstanding at year-end................................... $11,985   $10,200
  Weighted average rate at year-end.........................    5.48%     5.33%
  Daily average outstanding for the year.................... $11,611   $14,560
  Weighted average rate for the year........................    5.07%     5.04%
  Highest outstanding at any month-end...................... $13,539   $20,746

Bank notes
  Outstanding at year-end................................... $ 7,361   $ 7,130
  Weighted average rate at year-end.........................    5.80%     5.54%
  Daily average outstanding for the year.................... $ 8,711   $10,071
  Weighted average rate for the year........................    5.84%     5.57%
  Highest outstanding at any month-end...................... $ 9,877   $11,760

Commercial paper
  Outstanding at year-end................................... $ 1,506   $ 2,445
  Weighted average rate at year-end.........................    5.83%     5.39%
  Daily average outstanding for the year.................... $ 2,415   $ 2,012
  Weighted average rate for the year........................    5.56%     5.32%
  Highest outstanding at any month-end...................... $ 2,937   $ 2,618

Other short-term borrowings
  Outstanding at year-end................................... $ 3,939   $ 3,464
  Weighted average rate at year-end.........................    4.71%     5.44%
  Daily average outstanding for the year.................... $ 3,003   $ 3,161
  Weighted average rate for the year........................    4.77%     4.12%
  Highest outstanding at any month-end...................... $ 4,804   $ 5,441

Total short-term borrowings
  Outstanding at year-end................................... $33,152   $34,701
  Weighted average rate at year-end.........................    5.63%     5.56%
  Daily average outstanding for the year.................... $34,559   $39,215
  Weighted average rate for the year........................    5.38%     5.27%


Common Stock and Stockholder Data (1)                   1997               1996               1995              1994
                                                       -------            -------            -------           ------
Market price
 High for the year............................         $54.37             $43.53              33.16            31.41
 Low for the year.............................          35.57              28.41              20.77            19.95
 At year-end..................................          49.37              39.09              31.10            20.97
Book value (at year-end)......................          16.03              16.64              15.28            14.19
Dividend payout ratio.........................          61.35%             37.96%             39.59%           44.46%

(1) There were 105,631 common stockholders of record as of December 31, 1997.


Financial Ratios                                         1997              1996             1995             1994
                                                      -----------       ----------       ----------       ----------
Net income as a percentage of:
 Average stockholders' equity.......................        15.6%            17.1%            15.3%            15.1%
 Average common stockholders' equity................        16.0             17.8             16.1             16.1
 Average total assets...............................         1.3              1.4              1.2              1.2
 Average earning assets.............................         1.5              1.6              1.4              1.4
Stockholders' equity at year-end as a percentage of:
 Total assets at year-end...........................         8.0              8.6              7.9              7.7
 Total loans at year-end............................        11.9             12.7             13.1             13.2
 Total deposits at year-end.........................        12.4             13.4             12.5             11.6
Average stockholders' equity as a percentage of:
 Average assets.....................................         8.2              8.4              7.8              7.9
 Average loans......................................        12.2             12.9             13.4             14.1
 Average deposits...................................        12.9             13.2             12.3             12.2
Income to fixed charges:
 Excluding interest on deposits.....................         2.4x             2.6x             2.2x             2.6x
 Including interest on deposits.....................         1.5x             1.6x             1.5x             1.6x

(Dollars in millions, except                              1997                                        1996
ratios and per share data)            -------------------------------------------    ------------------------------------------
                                        Fourth      Third     Second      First       Fourth      Third     Second       First
                                      ----------  ---------  ---------  ---------    ---------  ---------  ---------   --------

Income and Expense:
Net interest income--tax-equivalent
  basis.............................   $  2,301   $  2,393  $   2,417   $  2,377     $  2,366   $  2,355   $  2,301    $  2,279
Provision for credit losses.........        448        477        591        472          524        438        387         367
Noninterest income..................      1,897      1,862      1,531      1,535        1,734      1,482      1,463       1,431
Merger-related charges..............          -          -        337          -            -          -          -           -
FDIC special assessment.............          -          -          -          -            -         23         34           -
Operating expense...................      2,448      2,458      2,300      2,197        2,280      2,139      2,100       2,105
Net income..........................        890        850        428        792          848        799        788         796

Per Common Share Data
Net income, basic...................   $   0.76   $   0.72  $    0.36   $   0.66     $   0.70   $   0.65   $   0.64    $   0.65
Net income, diluted.................       0.75       0.70       0.35       0.64         0.68       0.63       0.62        0.63
Cash dividends declared.............      0.345      0.345      0.345      0.345        0.310      0.310      0.310       0.310
Book value..........................      16.03      16.51      16.43      16.51        16.64      16.31      16.00       15.70

Balance Sheet:
Loans:
Managed.............................   $196,993    192,974    189,428    184,124      182,799    177,496    172,983     168,893
Reported............................    159,579   $157,351    158,626    154,172      153,496    149,490    146,044     142,006
Deposits............................    153,726    150,796    152,672    146,397      145,206    143,704    144,277     143,150
Long-term debt(1)...................     21,546     21,667     19,329     16,426       15,363     13,133     12,885      12,797
Total assets........................    239,372    235,629    237,270    230,077      225,822    222,595    226,757     227,031
Common stockholders' equity.........     18,724     18,398     18,509     18,566       18,856     18,515     18,291      17,949
Total stockholders' equity..........     19,050     18,862     18,983     19,052       19,507     19,264     19,055      18,717

Performance Ratios:
Return on average assets............       1.52%      1.45%      0.75%      1.43%        1.54%      1.42%      1.39%       1.37%
Return on common equity.............       19.1       18.3        8.9       17.0         17.8       17.1       17.3        17.5
Net interest margin:
  Managed...........................       5.30       5.41       5.46       5.52         5.43       5.28       5.16        4.94
  Reported..........................       4.49       4.64       4.79       4.86         4.86       4.72       4.58        4.43
Operating efficiency ratio:
  Managed........................          51.9       51.8       51.7       49.4         50.5       50.7       50.5        52.9
  Reported........................         58.3       57.8       58.3       56.2         55.6       55.7       55.8        56.7

Equity Ratios:
Regulatory leverage ratio...........        7.8        7.9        8.1        8.6          8.9        8.2        8.1         7.8
Risk-based capital:
   Tier 1 ratio.....................        8.2        8.3        8.4        9.2          9.5        9.0        9.1         9.1
   Total capital ratio..............       12.3       12.4       12.6       13.2         13.6       12.8       13.0        13.1

Credit Quality:
Net charge-offs to average loans....       1.18       1.23       1.25       1.19         1.22       1.08       0.93        0.92
Ending allowance to loans...........       1.77       1.80       1.80       1.76         1.75       1.78       1.78        1.79
Nonperforming assets to loans and
  other real estate owned...........       0.43       0.44       0.45       0.39         0.40       0.49       0.53        0.60

Common Stock Data:
Average shares outstanding, basic...      1,169      1,177      1,173      1,183        1,193      1,199      1,201       1,207
Average shares outstanding, diluted.      1,196      1,209      1,214      1,235        1,249      1,254      1,257       1,262
Stock price, quarter-end............   $  49.37   $  50.91   $  44.04   $  36.14     $  39.09   $  37.27   $  30.91    $  32.39
________
(1) Includes trust preferred capital securities.

Average Balances/Net Interest Margin/Rates

BANC ONE Corporation and Subsidiaries

                                                                1997                                        1996
Year Ended December 31                        ----------------------------------------    -----------------------------------------
(Income and rates on tax-equivalent basis)       Average                     Average         Average                     Average
(Dollars in millions)                            Balance      Interest        Rate           Balance       Interest        Rate
                                              ------------  ------------  ------------    ------------   ------------    ----------
Short-term investments........................   $ 14,412     $   801         5.56%         $ 18,040        $ 1,010         5.60%
Trading assets................................      5,616         331         5.89             7,366            425         5.77
Investment securities (1)
 U.S. government and federal agencies.........     18,851       1,273         6.75            20,562          1,451         7.06
 States and political subdivisions............      2,648         220         8.31             3,191            224         7.02
 Other........................................      4,881         246         5.04             5,006            252         5.03
                                                 --------     -------        -----          --------        -------        -----
    Total investment securities...............     26,380       1,739         6.59            28,759          1,927         6.70

Loans (2)
 Commercial...................................     76,636       6,108         7.97            71,376          5,691         7.97
 Consumer.....................................     56,410       5,324         9.44            51,792          4,811         9.29
 Credit Card..................................     22,880       3,269        14.29            22,926          3,255        14.20
                                                 --------     -------        -----          --------        -------        -----
    Total loans...............................    155,926      14,701         9.43           146,094         13,757         9.42

    Total earning assets (3)..................    202,334      17,572         8.69           200,259         17,119         8.54
Allowance for credit losses...................     (2,751)                                    (2,577)
Other assets..................................     30,299                                     27,946
                                                 --------                                   --------
    Total assets..............................   $229,882                                   $225,628
                                                 ========                                   ========

Deposits--interest-bearing
 Savings......................................   $ 22,408     $   519         2.32%         $ 21,346        $   491         2.30%
 Money market.................................     34,565       1,302         3.77            33,763          1,194         3.54
 Time.........................................     41,894       2,315         5.53            43,169          2,355         5.46
 Foreign offices (4)..........................     16,476         855         5.19            15,772            817         5.18
                                                 --------     -------        -----          --------        -------        -----
    Total deposits--interest-bearing..........    115,343       4,991         4.33           114,050          4,857         4.26
Federal funds purchased and securities under
 repurchase agreements........................     20,430       1,073         5.25            23,971          1,267         5.29
Other short-term borrowings...................     14,129         786         5.56            15,244            799         5.24
Long-term debt (5)............................     18,945       1,234         6.51            13,277            895         6.74
                                                 --------     -------        -----          --------        -------        -----
    Total interest-bearing liabilities........    168,847       8,084         4.79           166,542          7,818         4.69
Demand deposits...............................     31,199                                     29,279
Other liabilities.............................     10,889                                     10,907
Preferred stock...............................        487                                        757
Common stockholders' equity...................     18,460                                     18,143
                                                 --------                                   --------
     Total liabilities and stockholders'
      equity..................................   $229,882                                   $225,628
                                                 ========                                   ========

Interest income/earning assets................                $17,572         8.69%                         $17,119         8.54%
Interest expense/earning assets...............                  8,084         4.00                            7,818         3.90
                                                              -------        -----                          -------        -----
Net interest margin...........................                $ 9,488         4.69%                         $ 9,301         4.64%
                                                              =======        =====                          =======        =====
__________

(1) The combined amounts for investment securities available-for-sale and held-to-maturity are based on their respective carrying values. Based on the amortized cost of investment securities available-for-sale, the combined average balance for 1997, 1996, and 1995 would be $26,246 million, $28,613 million, and $32,841 million, respectively, and the average earned rate in 1997,
    1996 and 1995 would be 6.63%, 6.73% and 6.72%, respectively.
(2) Nonperforming loans are included in average balances used to determine rates.
(3) Includes tax-equivalent adjustments based on federal income tax rate of 35%.
(4) Includes international banking facilities' deposit balances in domestic offices and balances of Edge Act and overseas offices.
(5) Includes trust preferred capital securities.

                 1995                                        1994
  -----------------------------------     ----------------------------------------
   Average                    Average         Average                      Average
   Balance      Interest       Rate           Balance       Interest         Rate
  --------      --------      -------        --------       --------       -------
  $ 26,737      $ 1,608        6.01%         $ 24,095        $ 1,075         4.46%
     7,643          505        6.61             5,327            306         5.74

    24,520        1,635        6.67            28,037          1,699         6.06
     3,162          317       10.03             3,527            348         9.87
     5,081          254        5.00             5,838            180         3.08
  --------      -------       -----          --------        -------        -----
    32,763        2,206        6.73            37,402          2,227         5.95


    64,876        5,346        8.24            57,431          4,179         7.28
    48,156        4,432        9.20            43,556          3,786         8.69
    17,582        2,365       13.45            16,158          2,161        13.37
  --------      -------       -----          --------        -------        -----
   130,614       12,143        9.30           117,145         10,126         8.64

   197,757       16,462        8.32           183,969         13,734         7.47
    (2,241)                                    (2,236)
    28,591                                     26,343
  --------                                   --------
  $224,107                                   $208,076
  ========                                   ========


  $ 28,861      $   724        2.51%         $ 29,678        $   683         2.30%
    22,926          934        4.07            23,631            622         2.63
    45,015        2,567        5.70            40,250          1,726         4.29
    17,248          993        5.76            13,542            604         4.46
  --------      -------       -----          --------        -------        -----
   114,050        5,218        4.58           107,101          3,635         3.39
    27,936        1,671        5.98            24,617          1,064         4.32
    13,228          753        5.69            12,394            544         4.39
    11,637          832        7.15             9,613            619         6.44
  --------      -------       -----          --------        -------        -----
   166,851        8,474        5.08           153,725          5,862         3.81
    27,817                                     28,362
    11,972                                      9,520
       880                                        996
    16,587                                     15,473
  --------                                   --------
  $224,107                                   $208,076
  ========                                   ========

                $16,462        8.32%                         $13,734         7.47%
                  8,474        4.28                            5,862         3.19
                -------       -----                          -------        -----
                $ 7,988        4.04%                         $ 7,872         4.28%
                =======       =====                          =======        =====

Analysis of Changes in Net Interest Income

  The following table shows the approximate effect on net interest income of volume and rate changes for 1997 and 1996. For purposes of this table, changes that are not due solely to volume or rate changes are allocated to volume.

                                                       1997 over 1996                 1996 over 1995
                                                  ------------------------      --------------------------
Year Ended December 31 (In millions)              Volume     Rate    Total      Volume     Rate     Total
                                                  ------    -----    -----      ------    -----     ------
Increase (decrease) in interest income
 Short-term investments........................   $(202)    $ (7)    $(209)     $(493)    $(105)    $ (598)
 Trading assets................................    (103)       9       (94)       (18)      (62)       (80)
 Investment securities
  U.S. government and federal agency...........    (117)     (61)     (178)      (275)       91       (184)
  States and political subdivisions............     (41)      37        (4)         3       (96)       (93)
  Other........................................      (6)       -        (6)        (4)        2         (2)
 Loans
  Commercial...................................     419       (2)      417        523      (178)       345
  Consumer.....................................     435       78       513        337        42        379
  Credit Card..................................      (7)      21        14        753       137        890
                                                                     -----                          ------
    Total......................................                        453                             657

Increase (decrease) in interest expense
 Deposits
  Savings......................................      25        3        28       (177)      (56)      (233)
  Money market.................................      29       79       108        396      (136)       260
  Time.........................................     (70)      30       (40)      (103)     (109)      (212)
  Foreign offices..............................      37        1        38        (81)      (95)      (176)
 Federal funds purchased and securities
  under repurchase agreements..................    (186)      (8)     (194)      (222)     (182)      (404)
 Other short-term borrowings...................     (60)      47       (13)       109       (63)        46
 Long-term debt................................     370      (31)      339        112       (49)        63
                                                                     -----                          ------
    Total......................................                        266                            (656)
                                                                     -----                          ------
Increase (decrease) in net interest income.....                      $ 187                          $1,313
                                                                     =====                          ======

                                       66